Exhibit 10.25

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CREDIT AGREEMENT

Dated as of December 21, 2009

among

PROMETHEUS LABORATORIES INC.,

as the Borrower,

THE GUARANTORS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

SUNTRUST BANK,

as Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Book Managers

GENERAL ELECTRIC CAPITAL CORPORATION,

FIFTH THIRD BANK,

U.S. BANK NATIONAL ASSOCIATION,

BBVA COMPASS BANK and

DNB NOR BANK, ASA,

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	30
1.03	Accounting Terms.	31
1.04	Rounding.	32
1.05	Times of Day.	32
1.06	Letter of Credit Amounts.	32
1.07	Exchange Rates; Currency Equivalents.	32
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		32
2.01	Revolving Loans and Term Loan.	32
2.02	Borrowings, Conversions and Continuations of Loans.	33
2.03	Letters of Credit.	36
2.04	Swing Line Loans.	43
2.05	Prepayments.	46
2.06	Termination or Reduction of Commitments.	48
2.07	Repayment of Loans.	48
2.08	Interest.	49
2.09	Fees.	50
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	50
2.11	Evidence of Debt.	51
2.12	Payments Generally; Administrative Agent’s Clawback.	51
2.13	Sharing of Payments by Lenders.	53
2.14	Cash Collateral and other Credit Support.	54
2.15	Defaulting Lenders.	55
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		56
3.01	Taxes.	56
3.02	Illegality.	59
3.03	Inability to Determine Rates.	60
3.04	Increased Costs.	60
3.05	Compensation for Losses.	62
3.06	Mitigation Obligations; Replacement of Lenders.	62
3.07	Survival.	63
ARTICLE IV GUARANTY		63
4.01	The Guaranty.	63
4.02	Obligations Unconditional.	63
4.03	Reinstatement.	64
4.04	Certain Additional Waivers.	64
4.05	Remedies.	65
4.06	Rights of Contribution.	65
4.07	Guarantee of Payment; Continuing Guarantee.	65
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		65
5.01	Conditions of Closing.	65
5.02	Conditions to all Credit Extensions.	68
ARTICLE VI REPRESENTATIONS AND WARRANTIES		69
6.01	Existence, Qualification and Power.	69
6.02	Authorization; No Contravention.	69
6.03	Governmental Authorization; Other Consents.	70

i

6.04	Binding Effect.	70
6.05	Financial Statements; No Material Adverse Effect.	70
6.06	Litigation.	71
6.07	No Default.	71
6.08	Ownership of Property; Liens.	71
6.09	Environmental Compliance.	72
6.10	Insurance.	72
6.11	Taxes.	72
6.12	ERISA Compliance.	73
6.13	Subsidiaries.	73
6.14	Margin Regulations; Investment Company Act.	73
6.15	Disclosure.	74
6.16	Compliance with Laws and Material Contractual Obligations.	74
6.17	Intellectual Property; Licenses, Etc.	74
6.18	Solvency.	74
6.19	Perfection of Security Interests in the Collateral.	75
6.20	Business Locations.	75
6.21	Labor Matters.	75
ARTICLE VII AFFIRMATIVE COVENANTS		75
7.01	Financial Statements.	75
7.02	Certificates; Other Information.	76
7.03	Notices.	78
7.04	Payment of Obligations.	79
7.05	Preservation of Existence, Etc.	79
7.06	Maintenance of Properties.	79
7.07	Maintenance of Insurance.	79
7.08	Compliance with Laws.	80
7.09	Books and Records.	80
7.10	Inspection Rights.	80
7.11	Use of Proceeds.	80
7.12	Additional Subsidiaries.	81
7.13	ERISA Compliance.	81
7.14	Pledged Assets.	81
7.15	Landlord Consents.	82
ARTICLE VIII NEGATIVE COVENANTS		83
8.01	Liens.	83
8.02	Investments.	85
8.03	Indebtedness.	86
8.04	Fundamental Changes.	87
8.05	Dispositions.	88
8.06	Restricted Payments.	89
8.07	Change in Nature of Business.	89
8.08	Transactions with Affiliates and Insiders.	89
8.09	Burdensome Agreements.	90
8.10	Use of Proceeds.	91
8.11	Financial Covenants.	91
8.12	Capital Expenditures.	91
8.13	Prepayment of Other Indebtedness, Etc.	92
8.14	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	92
8.15	Ownership of Subsidiaries.	92

8.16	Sale Leasebacks.	92
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		93
9.01	Events of Default.	93
9.02	Remedies Upon Event of Default.	95
9.03	Application of Funds.	95
ARTICLE X ADMINISTRATIVE AGENT		96
10.01	Appointment and Authority.	96
10.02	Rights as a Lender.	97
10.03	Exculpatory Provisions.	97
10.04	Reliance by Administrative Agent.	98
10.05	Delegation of Duties.	98
10.06	Resignation of the Administrative Agent.	98
10.07	Non-Reliance on Administrative Agent and Other Lenders.	99
10.08	No Other Duties; Etc.	99
10.09	Administrative Agent May File Proof of Claims.	100
10.10	Collateral and Guaranty Matters.	100
10.11	Secured Hedge Agreements and Secured Cash Management Agreements.	101
ARTICLE XI MISCELLANEOUS		101
11.01	Amendments, Etc.	101
11.02	Notices and Other Communications; Facsimile Copies.	103
11.03	No Waiver; Cumulative Remedies; Enforcement.	105
11.04	Expenses; Indemnity; Damage Waiver.	106
11.05	Payments Set Aside.	107
11.06	Successors and Assigns.	107
11.07	Confidentiality.	111
11.08	Set-off.	112
11.09	Interest Rate Limitation.	112
11.10	Counterparts.	113
11.11	Integration.	113
11.12	Survival of Representations and Warranties.	113
11.13	Severability.	113
11.14	Replacement of Lenders.	113
11.15	Governing Law; Jurisdiction, Etc.	114
11.16	California Judicial Reference.	115
11.17	Waiver of Right to Trial by Jury.	115
11.18	USA PATRIOT Act Notice.	115
11.19	No Advisory or Fiduciary Relationship.	116
11.20	Electronic Execution of Assignments and Certain Other Documents.	116
11.21	Certain Matters Regarding the Proleukin Distribution Agreement.	116
11.22	Waiver of Notice of Termination.	117

SCHEDULES

2.01	Commitments and Pro Rata Shares
6.10	Insurance
6.17	IP Rights
6.20(a)	Locations of Tangible Personal Property
6.20(b)	Location of Chief Executive Office, Etc.
8.01	Existing Liens
8.02(b)	Existing Investments
8.02(c)	Borrower Investment Policy
8.03	Existing Indebtedness
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Swing Line Note
C-3	Form of Term Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Joinder Agreement
G	Form of Collateral Questionnaire
H	Form of Pledge Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of December 21, 2009, is entered into by and among PROMETHEUS LABORATORIES INC., a California corporation (the “Borrower”), the Guarantors (defined herein) who may become party hereto from time to time, each Lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SUNTRUST BANK, as Syndication Agent.

The Borrower has requested that the Lenders provide certain credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“1996 License Agreement” means that certain Exclusive License Agreement, dated as of August 14, 1996, by and among Cedars-Sinai Medical Center, the Regents of the University of California acting through its campus at Los Angeles, and the Borrower.

“Acquisition”, by any Person, means the acquisition by such Person on or after the Closing Date, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the Property of another Person or at least a majority of the Voting Stock of another Person, or a business unit or division of a Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, Property, services, assumption of Indebtedness, securities or otherwise and (b) any patents, patent rights, licenses or other intellectual property rights of any Person or agreements or contracts related thereto outside the ordinary course of business.

“Additional Term Loan” has the meaning provided in Section 2.02(f).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000).

“Agreement” means this Credit Agreement.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	> 2.0:1.0	5.00%	5.00%	4.00%	0.75%
2	< 2.0:1.0 but > 1.5:1.0	4.50%	4.50%	3.50%	0.75%
3	< 1.5:1.0 but > 1.0:1.0	4.00%	4.00%	3.00%	0.50%
4	< 1.0:1.0	3.50%	3.50%	2.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then upon request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing, the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending March 31, 2010 shall be determined based upon Pricing Tier 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and book managers, and “Arranger” means either of them.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% per annum, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1% per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Loan Parties and their Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit or purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of (i) from and after the consummation of the Reorganization as described in Section 8.04, Delaware Parent, or (ii) at all times prior thereto, the Borrower, in each case entitled to vote for members of the board of directors or equivalent governing body of the Delaware Parent or the Borrower, as the case may be, on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of (A) from and after the consummation of the Reorganization as described in Section 8.04, Delaware Parent, or (B) at all times prior thereto, the Borrower, in each case cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) if, at any time after the consummation of the Reorganization as described in Section 8.04, (i) Delaware Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in Delaware Opco and the Borrower, or (ii) Delaware Opco shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower.

“Closing Date” means the date hereof.

“Colal-Pred® License Agreement” means the License Agreement dated as of November 29, 2007 between the Borrower and Alizyme Therapeutics Limited.

“Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Questionnaire” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, for any period, for the Loan Parties and their Subsidiaries on a consolidated basis, all expenditures in respect of the purchase of any fixed or capital assets which are required to be capitalized in accordance with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures for replacements or substitutions of fixed or capital assets to the extent made with insurance, condemnation or similar proceeds, in each case that are reinvested in Eligible Assets within three hundred sixty-five (365) days of receipt of the same by any Loan Party.

“Consolidated Cash Taxes” means, for any period, for the Loan Parties and their Subsidiaries on a consolidated basis, the aggregate of all income Taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Loan Parties and their Subsidiaries on a consolidated basis as of such date that may properly be classified as current assets in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of the Loan Parties and their Subsidiaries on a consolidated basis as of such date that may properly be classified as current liabilities in accordance with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, for any period, for the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income Taxes payable by the Loan Parties and their Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, and (iv) all (A) non-cash stock-based compensation charges and option-based severance expenses incurred during such period and (B) non-cash, non-recurring charges incurred during such period; provided that such charges were not a cash item in the twelve (12) month period prior to such incurrence, minus (b) to the extent included in calculating such Consolidated Net Income, (i) federal, state, local and foreign income tax credits of the Loan Parties and their Subsidiaries for such period and (ii) interest income of the Loan Parties and their Subsidiaries on a consolidated basis for such period, all as determined in accordance with GAAP, plus (c) to the extent received during the applicable period and not otherwise included in calculating Consolidated Net Income for such period, the amount of any termination payment received by the Loan Parties or their Subsidiaries pursuant to the Entocort® EC Distribution Agreement. Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for any period, the amount of Consolidated EBITDA for such period attributable to Non-Guarantor Subsidiaries shall not exceed fifteen percent (15%) of total Consolidated EBITDA for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of the four (4) prior fiscal quarters ending on such date minus (ii) Consolidated Cash Taxes for such period to (b) the sum of (i) the amount of Consolidated Interest Expense paid in cash during the period of the four (4) prior fiscal quarters ending on such date, plus (ii) Consolidated Scheduled Funded Debt Payments for the period of the four (4) fiscal quarters immediately succeeding such date. Notwithstanding the foregoing, (x) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio as of the fiscal quarter period ending March 31, 2010, the amount of Consolidated Interest Expense paid in cash during the four (4) fiscal quarter period ending on such date shall be deemed to be the amount of Consolidated Interest Expense paid in cash during the fiscal quarter period ending on such date multiplied by four, (y) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio as of the fiscal quarter period ending June 30, 2010, the amount of Consolidated Interest Expense paid in cash during the four (4) fiscal quarter period ending on such date shall be deemed to be the amount of Consolidated Interest Expense paid in cash during the two (2) fiscal quarter period ending on such date multiplied by two and (z) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio as of the fiscal quarter ending September 30, 2010, the amount of Consolidated Interest Expense paid in cash during the four (4) fiscal quarter period ending on such date shall be deemed to be the amount of Consolidated Interest Expense paid in cash during the three (3) fiscal quarter period ending on such date multiplied by one and one third.

“Consolidated Funded Indebtedness” means the Funded Indebtedness of the Loan Parties and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to the sum of all interest, premium payments, debt discount, fees, charges and related expenses (whether cash or non-cash) of the Loan Parties and their Subsidiaries, in each case to the extent treated as interest in accordance with GAAP (including, without limitation, (a) capitalized interest, (b) payments consisting of interest in respect of any Capital Lease or any Synthetic Lease or in connection with the deferred purchase price of assets and (c) to the extent treated as interest during such period and identified as such on the applicable income statement for such period, any portion of the amount equal to the difference between (i) the amount of any Extension Payment and (ii) the present value of such Extension Payment).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarter period of the Borrower most recently ended.

“Consolidated Net Income” means, for any period, for the Loan Parties and their Subsidiaries on a consolidated basis, the net income or loss of the Loan Parties and their Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Loan Parties and their Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP; provided, however, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the installment payments due hereunder after December 31, 2012 shall be deemed to be equal to the installment payment for the quarter ended December 31, 2012. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any mandatory prepayments made during the applicable period (but, for the purpose of clarification, giving effect to any reduction of such scheduled payments resulting from the application of voluntary prepayments made during the applicable period), (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05.

“Consolidated Total Assets” means, as of any date of determination, all assets of the Loan Parties and their Subsidiaries as determined according to the consolidated balance sheet contained in the most recent financial statements delivered pursuant to Section 7.01(a) or (b).

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any fiscal year of the Loan Parties and their Subsidiaries on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the last day of such fiscal year exceeds (or is less than) Consolidated Working Capital as of the first day of such fiscal year.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by a Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform its obligation to fund any portion of its Loans (or participations in respect of Letters of Credit or Swing Line Loans) within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that (i) it does not intend to comply with any of its funding obligations under this Agreement, unless such noncompliance is the subject of a good faith dispute, or (ii) has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, the L/C Issuer and the Swing Line Lender that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (or participations in respect of Letters of Credit or Swing Line Loans), (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.15.

“Delaware Opco” has the meaning specified in Section 8.04.

“Delaware Parent” has the meaning specified in Section 8.04.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Loan Parties and their Subsidiaries, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries, (iii) any sale, lease, license, transfer or other disposition of Property by a Loan Party or any Subsidiary to any Loan Party, provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 7.14 after giving effect to such transaction, (iv) any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries (or any settlement in lieu thereof), (v) the making of any Permitted Investment, (vi) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary, (vii) any sale or other disposition by a Loan Party or any Subsidiary of accounts receivable related to diagnostic receivables that are more than one hundred twenty (120) days past due in the ordinary course of business, (viii) any Equity Issuance and any transaction described in clauses (a) through (g) of the definition of Equity Issuance set forth herein, (ix) any sale, transfer, license, lease or other disposition of any Property permitted by Section 8.04 or Section 8.06 (including, without limitation, in connection with the Reorganization), (x) any termination of a lease or sublease with respect to real property or any other termination of any interest in leased real property, (xi) any sale, transfer or other disposition of cash and Cash Equivalents pursuant to transactions permitted hereunder, (xii) any termination of any contract, license or other agreement, (xiii) the incurrence of any Permitted Lien, (xiv) with respect to any Property that is the subject of or used, developed or created by or for the benefit of a Loan Party or a Subsidiary in connection with the Rosetta License Agreement, the Colal-Pred License Agreement, the Entocort® EC Distribution Agreement, the Proleukin® Distribution Agreement, the 1996 License Agreement, the Proleukin® Supply Agreement, the Lotronex® Supply Agreement or any other similar intellectual property or product license agreement or distribution or supply agreement of any product, any sale, lease, license, transfer or other disposition of such Property pursuant to such agreement, and (xv) any licensing of IP Rights by a Loan Party or a Subsidiary to another Person, provided that (A) any such licensing is on an arms-length basis on commercially reasonable terms, (B) the Borrower shall deliver prior written notice to the Administrative Agent of any such transaction that provides annual revenue to the Loan Parties or their Subsidiaries in excess of $1,000,000 per year and (C) if the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), as applicable, was greater than 1.50 to 1.00, the Borrower shall prepay the Loans and Cash Collateralize the LC Obligations with 100% of the Net Cash Proceeds of any upfront, closing or similar payment received by the Loan Parties or any Subsidiary in connection with the applicable licensing agreement (such prepayment to be applied as set forth in Section 2.05(b)(vii)).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any date, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of such date) for the purchase of Dollars with Euros.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of a Loan Party or any Subsidiary to make earn out or other contingency payments pursuant to the documentation relating to such Acquisition (excluding (a) any such obligations or contingency payments required to be paid with common stock or nonredeemable preferred stock (or warrants to purchase such securities) of the Borrower and (b) any Milestone Payments). For the avoidance of doubt, Earn Out Obligations shall not include any contractual royalty payments. The amount of any Earn Out Obligation shall be deemed to be the aggregate liability in respect thereof as recognized on the consolidated balance sheet of the Loan Parties and their Subsidiaries in accordance with GAAP.

“Eligible Assets” means Property that is used or useful in the same or similar lines of businesses as the Borrower was engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Entocort® EC Distribution Agreement” means that certain Distribution Agreement dated as of November 19, 2004 by and between AstraZeneca LP, a Delaware limited partnership, and the Borrower.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable Laws, decrees, concessions, grants, franchises, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of equity interests of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of equity interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of equity interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Issuance” means any issuance by Delaware Parent, any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) with respect to a Subsidiary, any issuance of its Equity Interests to the Borrower or any other Loan Party, (b) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (c) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (d) any issuance of options, rights or warrants relating to its Equity Interests, (e) any issuance by a Loan Party or any Subsidiary of its Equity Interests as consideration for the acquisition of any Property (other than cash and Cash Equivalents) by a Loan Party or any Subsidiary from any Person in connection with a transaction otherwise permitted hereunder, (f) any issuance by the Borrower of its Equity Interests pursuant to the Lotronex® Acquisition Documents, (g) subject to the following clause (h)(ii), any issuance by a Loan Party or a Subsidiary of its Equity Interests to an existing shareholder of such Loan Party or Subsidiary, and (h) any issuance by Delaware Parent of its Equity Interests (other than in connection with a Public Offering) to (i) an existing shareholder of Delaware Parent or (ii) any other Person so long as, in the case of this clause (h)(ii), no Net Cash Proceeds of such Equity Issuance by Delaware Parent are contributed to or otherwise invested in Delaware Opco, the Borrower or a Subsidiary of either of them. The term “Equity Issuance” shall not be deemed to include any Disposition. For the purpose of clarification, it is understood and agreed that (i) the Net Cash Proceeds of any Equity Issuance received by any of the Delaware Parent, any Loan Party or any Subsidiary in connection with a Public Offering by such Person and (ii) any Net Cash Proceeds of any Equity Issuance by the Delaware Parent to a Person other than to a then existing shareholder of Delaware Parent that are subsequently contributed to or otherwise invested in Delaware Opco, the Borrower or a Subsidiary shall, in each case, be applied to prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with and in the amounts required by Section 2.05(b)(v).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means

(a) for any interest calculation with respect to a Loan other than a Base Rate Loan, for any Interest Period with respect to such Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any fiscal year of the Loan Parties and their Subsidiaries (subject to the proviso at the end of this definition), the excess, (if any) of (a) Consolidated EBITDA for such fiscal year over (b) the sum of (for such fiscal year) (i) Consolidated Capital Expenditures paid in cash, (ii) the cash portion of Consolidated Interest Expense, (iii) Consolidated Cash Taxes, (iv) Consolidated Scheduled Funded Debt Payments, (v) the Consolidated Working Capital Adjustment, (vi) voluntary and mandatory principal prepayments of the Loans and other Indebtedness made by a Loan Party or any Subsidiary during such fiscal year (other than principal payments of Revolving Loans, Swing Line Loans or loans under any revolving credit facility, unless and to the extent that the applicable revolving commitments are permanently reduced in connection with such prepayment), (vii) the amount of Investments made in cash by the Loan Parties or their Subsidiaries during such fiscal year pursuant to Section 8.02(g); provided that for the purposes of the calculation of Excess Cash Flow for any fiscal year, the amount included in such calculation pursuant to this clause (vii) shall not exceed 50% of the amount of such Investments actually made in cash during the applicable fiscal year, and (viii) Milestone Payments and previously incurred Earn Out Obligations paid in cash during such fiscal year; provided, however, and notwithstanding the foregoing, Excess Cash Flow for fiscal year 2010 shall be an amount equal to the greater of (i) Excess Cash Flow for such fiscal year as determined using the calculation set forth above and (ii) $15,000,000.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real or personal Property which is located outside of the United States unless otherwise requested by the Administrative Agent or the Required Lenders, (b) any personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless otherwise requested by the Administrative Agent or the Lenders, (c) any Property which is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, (d) the Entocort® EC Distribution Agreement, (e) any Property released from the Lien of the Administrative Agent pursuant to and in accordance with the Loan Documents, (f) any Property to the extent that and for as long as (but only for so long as) the assignment thereof or the creation of a security interest therein (i) would constitute a breach or default under, result in a termination of or require any consent not obtained under, (A) if the applicable Property is a contract, lease, license, permit or other agreement (including, without limitation, any Copyright License, Patent License or Trademark License (each as defined in the Security Agreement)), such contract, lease, license, permit or other agreement, or (B) in the case of any Property, any contract, lease, license, permit or other agreement related to such Property (in each case as such contract, lease, license, permit or agreement is in effect on the date of this Agreement or the date on which such contract, lease, license, permit or agreement is first entered into by or issued to the applicable Loan Party), (ii) is prohibited by any Law or (iii) requires a filing with or consent from any Governmental Authority that has not been made or obtained, except to the extent that such Law is, or the provisions of any such contract, lease, license, permit or agreement are, ineffective under applicable Law and under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in the applicable state to prevent the attachment of such security interest, (g) any New Product Regulatory Approvals or any other Regulatory Approval (as defined in the Proleukin® Distribution Agreement), (h) any leased or subleased office space of any Loan Party, (i) any automobile lease of any Loan Party and (j) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section

11.14), any United States withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(ii).

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 21, 2007 among the Borrower, the lenders party thereto and Bank of America, as agent, as amended or modified from time to time.

“Existing Preferred Stock” means any of the outstanding Series A, B, C, D or E preferred stock of the Borrower (or warrants for such preferred stock) issued pursuant to the Amended and Restated Articles of Incorporation of the Borrower as in effect on the Closing Date.

“Extension Payment” has the meaning given in the definition of “Milestone Payments”.

“Extraordinary Receipt” means any cash received by or paid to or for the account of a Loan Party or any Subsidiary from pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance) and any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries (and payments in lieu thereof), including, without limitation, any termination payment received by the Borrower pursuant to the Entocort® EC Distribution Agreement or the Proleukin® Distribution Agreement; provided, however, that for the purposes of this Agreement and the other Loan Documents, cash receipts by any Loan Party in the ordinary course of business shall not be deemed to be an Extraordinary Receipt.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by a Loan Party or any Subsidiary.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated October 28, 2009 among the Borrower, the Administrative Agent, the Syndication Agent and the Arrangers.

“First-Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Loan Party and that has not become a Guarantor pursuant to Section 7.12 hereof.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which (i) such Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.15(c), or (ii) Cash Collateral or other credit support acceptable to the L/C Issuer shall have been provided in accordance with Section 2.03, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which (i) such Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.15(c), or (ii) Cash Collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with Section 2.04.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness;

(c) all direct obligations (which, for the avoidance of doubt, shall not include contingent obligations) arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) all obligations in respect of the deferred purchase price of Property or services, including without limitation, any Earn Out Obligations;

(e) all Attributable Indebtedness;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (f) above of another Person; and

(h) all Funded Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, (x) the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder and (y) the amount of any Guarantee shall be the amount of the indebtedness subject to such Guarantee. In addition, for the avoidance of doubt, the term “Funded Indebtedness” shall not include (i) obligations of a Person under purchase agreements pertaining to potential acquisitions of such Person prior to consummation of any such acquisition, (ii) accrued Taxes, accrued compensation or other accruals of any Person incurred in the ordinary course of business, (iii) trade accounts payable of any Person incurred in the ordinary course of business and that are due within sixty (60) days of the date of incurrence of the obligation in respect thereof, (iv) any such obligations or contingency payments of the type referred to in clause (d) above required to be paid with common stock or nonredeemable preferred stock (or warrants to purchase such securities), (v) any Milestone Payments or (vi) any contractual royalty payments.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee on any given date shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary that joins this Agreement as a Guarantor pursuant to Section 7.12 and (b) if the Reorganization occurs and Delaware Opco becomes a Guarantor pursuant to Section 8.04, Delaware Opco, in each case together with its successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract required or permitted under Article VII or VIII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) net obligations under any Swap Contract;

(c) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (b) above of any other Person; and

(e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Loan Party or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Loan Party or such Subsidiary.

For purposes hereof (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (z) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated balance sheets and statements of operations and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition of another Person or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12 or Delaware Opco in accordance with the provisions of Section 8.04.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means (a) each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and, as the context requires, includes the L/C Issuer and the Swing Line Lender, and (b) each of the Persons who becomes a Lender hereunder pursuant to Section 2.02(f) and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or Term Loan.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Collateral Documents, each Request for Credit Extension, each Compliance Certificate, the Fee Letter, any agreement by a Loan Party creating or perfecting rights in cash collateral or other credit support pursuant to the provisions of Section 2.14 of this Agreement, and each other document, instrument or agreement executed from time to time after the Closing Date by a Loan Party or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection with this Agreement.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or any portion of the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Lotronex® Acquisition Agreement” means the Asset Purchase and Sale Agreement dated as of October 31, 2007 between the Borrower and SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) and Glaxo Group Limited with respect to the Borrower’s purchase of the therauputic product Lotronex® and related assets, together with all exhibits and schedules thereto.

“Lotronex® Acquisition Documents” means the Lotronex® Acquisition Agreement and all other agreements, instruments and documents executed and delivered in connection with the Borrower’s purchase of the therauputic product Lotronex® and related assets.

“Lotronex® Supply Agreement” means the Supply Agreement dated October 31, 2007 by and between Prometheus Laboratories Inc. and SmithKline Beecham Corporation d/b/a GlaxoSmithKline.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise), operations or prospects of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means the Entocort® EC Distribution Agreement, the Proleukin® Distribution Agreement, the Proleukin® Supply Agreement, the 1996 License Agreement, the Lotronex® Supply Agreement and any other contract or agreement to which any Loan Party or any Subsidiary is a party for which the termination thereof could reasonably be expected to have a Material Adverse Effect (taking into consideration any actual or reasonably viable replacements or substitutions therefore at the time such determination is made).

“Maturity Date” means December 31, 2013; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Milestone Payments” means all obligations of a Loan Party or any Subsidiary to make earn out or other contingency payments pursuant to any of (a) the Lotronex® Acquisition Agreement, (b) the Proleukin® Distribution Agreement, (c) the Colal-Pred® License Agreement or (d) the Rosetta License Agreement, including, without limitation, (i) the payment to be made pursuant to Section 2.6(b) of the Proleukin® Distribution Agreement (as in effect on the Closing Date) and (ii) any payments (each, an “Extension Payment”) required to extend the term of such agreements.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent a security interest in the fee interest and/or leasehold interests of any Loan Party in each real Property (other than Excluded Property) acquired or leased by a Loan Party, as the same may be amended, modified, restated or supplemented from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, any upfront, closing or similar payment (each such payment, a “Licensing Payment”) received by a Loan Party or any Subsidiary in connection with the licensing of IP Rights by such Loan Party or Subsidiary to another Person, any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries or any Debt Issuance by any Loan Party or any of its Subsidiaries, the excess, if any, of the aggregate cash or Cash Equivalents proceeds received by a Loan Party or any Subsidiary in respect of such Disposition, Licensing Payment, Extraordinary Receipt, or Debt Issuance, net of (i) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (ii) Taxes paid or payable as a result thereof, (iii) in the case of any Disposition or Licensing Payment, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property and (iv) in the case of any Disposition or Licensing Payment, a reasonable reserve for (A) any adjustment in respect of the sale price of the applicable Property required pursuant to GAAP and/or (B) the after-tax costs of any liabilities associated with the applicable Property and retained by a Loan Party or a Subsidiary after the sale or other disposition thereof; it being understood that (x) “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by a Loan Party or any Subsidiary in any Disposition, Licensing Payment, Debt Issuance or Extraordinary Receipt and (y) any amounts excluded pursuant to the foregoing clause (iv) shall be included as Net Cash Proceeds at such time as any such reserve is no longer required.

(b) with respect to the sale or issuance of any Equity Interest by Delaware Parent, any Loan Party or any Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Delaware Parent, such Loan Party or such Subsidiary in connection therewith.

“New Product” means the Proleukin® (aldesleukin) pharmaceutical products.

“New Product Regulatory Approval(s)” means the regulatory approvals, authorizations, licenses, applications, supplements, variations, agreements, permits, INDs, NDAs, BLAs and other permissions which have been issued by any Governmental Authority (including any regulatory authority) with relevant jurisdiction, solely where and to the extent relating to the New Product.

“Non-Guarantor Subsidiary” means any Subsidiary of a Loan Party that is not a Loan Party.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note and/or the Term Notes, individually or collectively, as appropriate.

“Novartis” means Novartis Vaccines and Diagnostics, Inc.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Hedge Agreement or Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisitions” means Investments consisting of an Acquisition (other than the Proleukin® Transaction) by a Loan Party or any Subsidiary of a Loan Party, provided that (i) if the aggregate consideration for such Acquisition exceeds $7,500,000, the Borrower has provided the Administrative Agent with prior written notice of such Acquisition, which notice shall include a reasonably detailed description of such Acquisition, (ii) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower was engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (iii) the Administrative Agent shall receive all items in respect of the Equity Interests or Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14 within thirty (30) days after the consummation of such Acquisition, (iv) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) if the aggregate consideration for such Acquisition exceeds $7,500,000 the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (vi) if the aggregate consideration for such Acquisition exceeds $7,500,000 the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between a Loan Party (or a Subsidiary of a Loan Party) as a general partner and entities unaffiliated with such Loan Party or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party newly formed for the sole purpose of effecting such transaction, (viii) in the case of an Acquisition of the Equity Interests of a Foreign Subsidiary, the Foreign Subsidiary acquired in connection with such Acquisition shall be a First-Tier Foreign Subsidiary (or shall become a Guarantor pursuant to Section 7.12 of this Agreement), (ix) in the case of an Acquisition by an existing Foreign Subsidiary (other than a Foreign Subsidiary that is a Guarantor) (A) the Foreign Subsidiary making the Acquisition shall be a First-Tier Foreign Subsidiary and (B) such Acquisition shall be an acquisition of Property (other than Equity Interests) or intellectual property rights (or the entering into of license agreements or similar agreements or contracts related thereto) that will be owned directly by such Foreign Subsidiary after giving effect to such acquisition and not an acquisition by such Foreign Subsidiary of the Equity Interests of another Person, and (x) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations) for all such Acquisitions occurring during any fiscal year shall not exceed:

(A) with respect to fiscal year 2010, $50,000,000;

(B) with respect to fiscal year 2011 and each fiscal year thereafter (1) at all times prior to the date that the Borrower has prepaid the Loans with the proceeds of the applicable termination payment under the Entocort® EC Distribution Agreement pursuant to Section 2.05(b)(iv), $50,000,000; and (2) at all times on or after the date of such prepayment, the applicable amount set forth in the table below if, prior to the consummation of a proposed Acquisition, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Consolidated Leverage Ratio would be within the range set forth below opposite such amount as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b):

Aggregate Acquisition Consideration per year:	Pro Forma Consolidated Leverage Ratio:

$30,000,000	Greater than 1.50 to 1.00

$40,000,000	Less than or equal to 1.50 to 1.00 but greater than 1.00 to 1.00

$60,000,000	Less than or equal to 1.00 to 1.00

“Permitted Investments” means, at any time, Investments by a Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of a Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Sections 412, 430 or 431 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit H, executed and delivered by the Borrower, any applicable Subsidiary in accordance with the provisions of Section 7.12 and, if applicable, Delaware Opco in accordance with the provisions of Section 8.04.

“Pro Forma Basis” means, for purposes of calculating the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio (utilizing the principles set forth in Section 1.03(c)), in respect of a proposed transaction, that such proposed transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction and for which the Borrower has delivered the applicable financial statements pursuant to Section 7.01(a) or (b).

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculation of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Forma Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2009, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for the 12-month ended on such date, in each case giving effect to all elements of the Transaction to be effected on or before the Closing Date.

“Proleukin® Distribution Agreement” means the Distribution and Promotion Agreement dated as of the Closing Date, by and between the Borrower and Novartis, together with all schedules and exhibits thereto.

“Proleukin® Supply Agreement” means the Supply Agreement dated as of the Closing Date, by and between the Borrower and Novartis, together with all schedules and exhibits thereto.

“Proleukin® Transaction” means a transaction, evidenced by the Proleukin® Distribution Agreement, pursuant to which the Borrower will obtain the right to distribute, promote and sell the New Product in the United States and Canada.

“Proleukin® Transaction Documents” means the Proleukin® Distribution Agreement, the Proleukin® Supply Agreement and all other agreements, instruments and documents executed and delivered in connection with the Proleukin® Transaction, in each case together with all schedules and exhibits thereto.

“Pro Rata Share” means, as to each Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time (or, if the Revolving Commitments have been terminated, the amount of the outstanding Revolving Loans and participations in L/C Obligations and Swing Line Loans of such Lender at such time) and the denominator of which is the amount of the Aggregate Revolving Commitments at such time (or, if the Revolving Commitments have been terminated, the amount of the outstanding Revolving Loans and participations in L/C Obligations and Swing Line Loans of all Lenders at such time) and (b) with respect to such Lender’s outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Property” means any interest of any kind in any property or asset, whether real, personal, intellectual or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 7.02.

“Public Offering” means, with respect to any Person, a public offering of any Equity Interests of such Person pursuant to an effective registration statement under the Securities Act of 1933.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” has the meaning specified in Section 8.04.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders (other than the L/C Issuer and the Swing Line Lender) holding more than fifty percent (50%) of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders (other than the L/C Issuer and the Swing Line Lender) holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president or chief financial officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Euros, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Euros, (iv) such other dates as the Borrower may reasonably request from time to time and (v) such other dates as the L/C Issuer or the Administrative Agent shall reasonably require provided that the Borrower receives prompt notice thereof.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and shall include any commitments made by such Lender to make revolving loans pursuant to the terms of Section 2.02(f), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“Rosetta License Agreement” means the License Agreement dated April 10, 2009 between the Borrower and Rosetta Genomics Ltd.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, with any other Person whereby the first Person shall sell or transfer any Property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VII or VIII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which any Loan Party or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Affiliate of such Loan Party or Subsidiary.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair market value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person (other than, with respect to the Borrower, any liability relating to the Existing Preferred Stock) and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured (other than, with respect to the Borrower, any liability relating to the Existing Preferred Stock). In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which is recognized by such Person on the balance sheet of such Person in accordance with GAAP.

“Spot Rate” for Euros on any date means the rate quoted by the L/C Issuer as the spot rate for the purchase by the L/C Issuer of Euros with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to such date; provided that, if agreed to by the Borrower, the L/C Issuer may obtain such spot rate from another financial institution designated by the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for Euros; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and, after consummation of the Reorganization, a Subsidiary or Subsidiaries of Delaware Opco.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, related cap transactions, floor transactions and collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agent” means SunTrust Bank, in its capacity as Syndication Agent under this Agreement, and its successors and permitted assigns.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b); provided, however, the term shall also include any additional term loans made to the Borrower pursuant to the terms of Section 2.02(f) in the form of an increase to the Term Loan.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 and shall include any commitments made by such Lender to make term loans pursuant to the terms of Section 2.02(f) in the form of an increase to the Term Loan. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is TWO HUNDRED TEN MILLION DOLLARS ($210,000,000).

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Borrower of the Proleukin® Distribution Agreement and the other Proleukin® Transaction Documents, (b) the entering into by the Loan Parties of the Loan Documents to which they are a party and the initial Credit Extensions hereunder,

(c) the refinancing of all Indebtedness outstanding under the Existing Credit Agreement and termination of commitments with respect thereto and (d) the payment of all fees and expenses incurred in connection with the foregoing.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person 100% of whose Equity Interests are at the time owned by the first Person directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the first Person.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations derived therefrom) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time as specified in Section 1.03(b) below, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) The Borrower will provide a written summary of material changes in GAAP affecting the Borrower’s financial statements and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, which shall not be unreasonably withheld, delayed or conditioned); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 8.11 (and, for the purposes of the definitions of “Applicable Rate” and “Pro Forma Basis” set forth in Section 1.01), (i) with respect to any Disposition consummated during the applicable period and otherwise permitted hereunder (A) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded in such calculations for such period and such transaction shall be deemed to have occurred as of the first day of such period and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations for such period and deemed to have been repaid as of the first day of such period and (ii) with respect to any Permitted Acquisition consummated during the applicable period, (A) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included in such calculations for such period (to the extent (1) such items are not otherwise included in such income statement items for the Loan Parties and their Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (2) such items are supported by audited financial statements or other information reasonably satisfactory to the Administrative Agent) and such transaction shall be deemed to have occurred as of the first day of such applicable period, and (B) Indebtedness of an acquired Person or secured by the acquired Property that is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	Exchange Rates; Currency Equivalents.

The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Euros. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Euros for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable L/C Issuer.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans and Term Loan.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be

Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.02	Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then available to be drawn or outstanding). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then available to be drawn or outstanding). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as or converted to Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three (3) Interest Periods in effect with respect to Revolving Loans and three (3) Interest Periods in effect with respect to the Term Loan.

(f) The Borrower may at any time and from time to time after the Closing Date and prior to the Maturity Date, upon prior written notice by the Borrower to the Administrative Agent, request (1) an increase to the Revolving Commitments, (2) an increase to the Term Loan or any then existing Additional Term Loan and/or (3) additional commitments to make term loans to be structured as a separate term loan tranche with terms different from the Term Loan or any other then existing Additional Term Loan (any such separate term loan, an “Additional Term Loan”), in an amount (for all such requests made pursuant to this Section 2.02(f)) not to exceed FORTY MILLION DOLLARS ($40,000,000) with additional Revolving Commitments, Term Loan Commitments or commitments to make Additional Term Loans, as applicable, from any existing Lender or new Revolving Commitments, Term Loan Commitments or commitments for Additional Term Loans, as applicable, from any other Person (other than an Affiliate of the Borrower) selected by the Borrower and approved by the Administrative Agent in its reasonable discretion; provided that:

(i) any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii) no Default or Event of Default shall be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv)(A) any new Lender shall join this Agreement by executing such joinder and/or commitment documents reasonably required by the Administrative Agent and reflecting such Person’s commitment (it being understood that each such Person shall become a “Lender” hereunder upon executing such joinder documents), and (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(v) prior to the funding of any such increase of the Term Loan or any such Additional Term Loan, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the funding of any such increase to the Term Loan or Additional Term Loan, as applicable, on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b);

(vi) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default exists; and

(vii) with respect to any Additional Term Loan, (A) the obligations of the Loan Parties in respect of such Additional Term Loan shall constitute Obligations under the Loan Documents, and shall be entitled to all of the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit ratably from the Guaranty set forth in Article IV hereunder and the security interests and Liens created by the Collateral Documents (and the Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the requirements of this clause (A) are satisfied after the establishment of any such Additional Term Loan), (B) the final maturity of such Additional Term Loan shall be no earlier than the Maturity Date of the Term Loan or the final maturity date of any then existing Additional Term Loan, (C) the initial principal amount of such Additional Term Loan shall not amortize (pursuant to scheduled amortization) during any calendar year in a percentage amount greater than the percentage of the outstanding principal amount of the Term Loan scheduled to amortize during such calendar year in accordance with Section 2.07(c), (D) the Lenders providing such Additional Term Loan shall be entitled to voting rights on a pro rata basis with the Lenders holding the Term Loan and any Additional Term Loan then existing and shall be entitled to receive proceeds of prepayments on a pro rata basis with the Lenders holding the Term Loan and any Additional Term Loans then existing, (E) the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender providing additional commitments hereunder and requesting a note and (F) the interest rate applicable to such Additional Term Loan may be higher than the highest interest rate then payable on any Term Loan, but by no more than 0.25% per annum (it being understood that the Applicable Rate on the Term Loan may be increased to the extent necessary to satisfy such requirement).

Upon any increase of the Revolving Commitments or the Term Loan, as applicable, the outstanding Loans held by each Lender thereunder (and, in the case of an increase of the Revolving Commitments, the participation interests of the Lenders having Revolving Commitments in outstanding L/C Obligations and Swing Line Loans) shall be reallocated (through assignments and purchases of the necessary Commitments and outstanding Loans) amongst the applicable Lenders such that after giving affect to such reallocation, each of the applicable Lenders will hold Revolving Loans or Term Loans, as applicable (and, in the case of an increase of the Revolving Commitments, the participation interests of the Lenders having Revolving Commitments in outstanding L/C Obligations and Swing Line Loans) based on its Pro Rata Share of the applicable facility after giving effect to such increase. Such assignments shall not be subject to any processing and/or recordation fees among the applicable Lenders, and the Borrower shall be responsible for any costs arising under Section 3.05 resulting from such reallocation, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Loan that is a Eurodollar Rate Loan on a day other than the last day of the Interest Period applicable thereto.

2.03	Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Euros for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in clauses (x) and (z) in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders having Revolving Commitments have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or Euros; or

(E) any Lender with a Revolving Commitment is at such time a Defaulting Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure with respect to such Lender as to either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has such actual or potential risk, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof (and in the absence of a specification of currency shall be deemed to be a request for a Letter of Credit denominated in Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in (A) in the case of any Letter of Credit to be issued on the Closing Date, if applicable, Article V and (B) in the case of any Letter of Credit to be issued after the Closing Date, Section 5.02, shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of

Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof, including, in the case of a Letter of Credit denominated in Euros, both the Euro amount thereof and the estimated Dollar Equivalent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. In the case of a Letter of Credit denominated in Euros, the Borrower shall reimburse the L/C Issuer in the Dollar Equivalent of the amount of the applicable drawing in Euros as so notified by the L/C Issuer. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (including for this purpose the application of available Cash Collateral and other credit support provided for this purpose pursuant to Section 2.03(a)(iii)(E)), in Dollars, to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), such amount shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of

their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit, calculated in accordance with Section 2.10; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral or other credit support arrangements satisfactory to the L/C Issuer pursuant to this Section 2.03, Section 2.14 or any other provision hereof, shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(c), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all past due Letter of Credit Fees shall accrue at an amount equal to the Applicable Rate plus two percent (2%).

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee, with respect to each

Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Determination of Exchange Rate. On each Revaluation Date with respect to each outstanding Letter of Credit denominated in Euros, the L/C Issuer shall determine the Spot Rate as of such Revaluation Date with respect thereto and shall promptly notify the Administrative Agent and the Borrower thereof and of the Dollar Equivalent of all Letters of Credit denominated in Euros outstanding on such Revaluation Date. The Spot Rate so determined shall become effective on such Revaluation Date and shall remain effective until the next succeeding Revaluation Date.

2.04	Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period (other than the Closing Date) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available (including for this purpose Cash Collateral and other credit support made available with respect to the applicable Swing Line Loan) to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative

Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), such amount shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly distribute to such Lender its Pro Rata Share of such payment in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Revolving Loans and Term Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loan shall be applied to the remaining principal amortization payments thereof in the direct order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. If at any time after the Borrower delivers Cash Collateral pursuant to this Section 2.05(b)(i), the aggregate of such Cash Collateral and the Aggregate Revolving Commitments then in effect exceed the Total Revolving Outstandings, such Cash Collateral, to the extent of any such excess, shall be returned to the Borrower promptly after the Administrative Agent’s receipt of a written request from the Borrower.

(ii) Dispositions. No later than the date that is three hundred sixty-five (365) days following receipt by a Loan Party or any Subsidiary of Net Cash Proceeds of any Disposition, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds, but only to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within such three hundred sixty-five (365) day period; provided, however, that no amount shall be required to be applied under this Section 2.05(b)(ii) until the aggregate Net Cash Proceeds from Dispositions that would otherwise be required to be applied as a mandatory prepayment during the then current fiscal year exceeds $750,000, and then only the excess thereof shall be required to be applied. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (vii) below.

(iii) Debt Issuances. Within five (5) Business Days following receipt by a Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).

(iv) Extraordinary Receipts. Within five (5) Business Days following receipt by a Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt (unless such Net Cash Proceeds constitute condemnation or insurance proceeds in which case such Loan Party or such Subsidiary shall have three hundred sixty-five (365) days from the date of the receipt of such Extraordinary Receipt to reinvest such Net Cash Proceeds in Eligible Assets prior to being required to make any such prepayment), the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).

(v) Equity Issuances. Within five (5) Business Days following receipt by the Delaware Parent, a Loan Party or any Subsidiary of a Loan Party of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 50% of such Net Cash Proceeds (such prepayment shall be applied as set forth in clause (vii) below).

(vi) Excess Cash Flow. No later than 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2010, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an amount equal to (A) (1) with respect to the fiscal year ending December 31, 2010, 100% of Excess Cash Flow for such fiscal year and (2) with respect to each fiscal year ending thereafter, (I) 75% of Excess Cash Flow for such fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than or equal to 1.75 to 1.00 and (II) 50% of Excess Cash Flow for such fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 1.75 to 1.00 (such prepayment to be applied as set forth in clause (vii) below).

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to the Revolving Loans and the Swing Line Loans and (after all Revolving Loans and all Swing Line Loans have been repaid) to ratably Cash Collateralize any L/C Obligations;

(B) with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv), (v) and (vi), first to the Term Loan (ratably to the remaining principal amortization payments thereof), second, after the Term Loan has been repaid in full, ratably to the L/C Borrowings and the Swing Line Loans, third, ratably to the Revolving Loans (without a corresponding reduction of the Aggregate Revolving Commitments), and fourth, after all Revolving Loans, L/C Borrowings and Swing Line Loans have been repaid, ratably to Cash Collateralize any remaining L/C Obligations.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(viii) Deferral of Mandatory Prepayment. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Default or Event of Default shall have occurred and be continuing on any date on which a prepayment of Eurodollar Rate Loans would otherwise be required to be made pursuant to clause (ii), (iii), (iv), (v) or (vi) of this Section 2.05(b), the Borrower may defer such prepayment until the earlier to occur of (i) the end of the current Interest Period applicable thereto and (ii) thirty (30) days following receipt by a Loan Party or a Subsidiary of the applicable Net Cash Proceeds. Upon the occurrence of an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans and Cash Collateralize the L/C Obligations in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be so applied under this Section 2.05(b) (without giving effect to the first sentence of this clause (vii)) but which have not previously been so applied.

2.06	Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Swing Line Sublimit or the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. A notice of termination of all the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities and incurrence of indebtedness thereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified date) if such condition is not satisfied.

2.07	Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

(c) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in amounts equal to the percentage of the initial principal amount of the Term Loan made on the Closing Date as set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment
March 31, 2010	3.75%
June 30, 2010	3.75%
September 30, 2010	3.75%
December 31, 2010	3.75%
March 31, 2011	3.75%
June 30, 2011	3.75%
September 30, 2011	3.75%
December 31, 2011	3.75%
March 31, 2012	5.00%
June 30, 2012	5.00%
September 30, 2012	5.00%
December 31, 2012	5.00%
March 31, 2013	12.50%
June 30, 2013	12.50%
September 30, 2013	12.50%
Maturity Date	Outstanding Principal Balance of Term Loan

2.08	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; provided, however, that the applicable interest rate for any Eurodollar Rate Loan with an Interest Period of less than three months shall be a rate per annum equal to the sum of (A) the Eurodollar Rate that would be applicable to such Eurodollar Rate Loan if it had an Interest Period of three months plus (B) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share of the Revolving Commitments, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b) Fee Letter. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts any fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11	Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C-1 (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit C-2 (a “Swing Line Note”) and (iii) in the case of the Term Loan, be in the form of Exhibit C-3 (a “Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided in the definition of Interest Period with respect to Eurodollar Rate Loans, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders (in accordance with their Pro Rata Shares) ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (including the application of funds arising from the existence of a Defaulting Lender and any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), (B) the application of collateral or other credit support (and proceeds thereof) in respect of obligations relating to Letters of Credit and Swing Line Loans (including related Lender participation obligations) provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral and other Credit Support.

(a) Certain Credit Support Events; Grant of Security Interest. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that remains unpaid or unreimbursed, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, (x) Sections 2.05(b) and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder, (y) Section 2.03(a)(iii)(E) contemplates the delivery of Cash Collateral or other credit support in certain circumstances to support the issuance of Letters of Credit, and (z) Section 2.04 contemplates the delivery of Cash Collateral or other credit support in connection with the issuance of Swing Line Loans. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), a security interest in all such cash, deposit accounts and all balances therein, and all other property provided as collateral pursuant to Section 2.03, Section 2.04, Section 2.05(b) and Section 9.02(c), and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America. For the avoidance of doubt, to the extent that any other Person may have a claim, by virtue of an intercreditor arrangement, tag-along right or any other term in any other document or instrument, to share in any Cash Collateral or other credit support provided pursuant to any of the aforementioned sections of this Agreement, the L/C Issuer, Swing Line Lender or Administrative Agent, as applicable, may take such provisions into account in determining whether Cash Collateral or other credit support is satisfactory.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral or other credit support (and proceeds thereof) provided by any Defaulting Lender pursuant to Sections 2.03 or 2.04 to support the obligations of such Lender in respect of Letters of Credit or Swing Line Loans shall be held and applied, first, to fund the L/C Advances of such Lender, such Lender’s funding of participations in Swing Line Loans, or such Lender’s Pro Rata Share of Base Rate Loans used to repay L/C Borrowings, L/C Advances or Swing Line Loans with respect to which such collateral or other credit support was provided, as applicable, and, second, to fund any interest accrued for the benefit of the L/C Issuer or Swing Line Lender pursuant to Sections 2.03(c)(vi) and 2.04(c)(iii) allocable to such Lender, and (ii) Cash Collateral and other credit support (and proceeds thereof) otherwise provided by or on behalf of any Loan Party under Sections 2.03, 2.04, 2.05(b) or 9.02(c) to support L/C Obligations or Swing Line Loans shall be held and applied, first, to the satisfaction of the specific L/C Obligations, Swing Line Loans or obligations to fund participations therein of the applicable Defaulting Lender for which the Cash Collateral or other credit support was so provided and, second, if remedies under Section 9.02 shall have been exercised, to any other Obligations in accordance with Section 9.03.

(c) Release. Cash Collateral and other credit support provided under Sections 2.03 or 2.04 in connection with any Lender’s status as a Defaulting Lender shall be released (except as the L/C Issuer, Swing Line Lender and the Person providing such collateral or other credit support may agree otherwise (as applicable)) promptly following the earlier to occur of (i) the termination of such Lender’s status as a Defaulting Lender or (ii) following the L/C Issuer’s or Swing Line Lender’s (as applicable) good faith determination that there remain outstanding no L/C Obligations or Swing Line Loans, as applicable, as to which it has actual or potential Fronting Exposure in relation to such Lender as to which it desires to maintain Cash Collateral or other credit support; subject, however, to the additional condition that, as to any such collateral or other credit support provided by or on behalf of a Loan Party, no Default or Event of Default shall then have occurred and be continuing.

2.15	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 11.01.

(b) Certain Fees. Such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender). Such Defaulting Lender’s right to receive Letter of Credit Fees shall be limited as provided in Section 2.03(h).

(c) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender as to which the L/C Issuer or Swing Line Lender (as applicable) has not received cash collateral or other credit support acceptable to it in respect of the related participation and funding obligations of such Defaulting Lender, then upon the request of the L/C Issuer or Swing Line Lender (as applicable) to the Administrative Agent, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to the foregoing provision shall not exceed the positive difference, if any, between (i) the Revolving Commitment of such non-Defaulting Lender and (ii) the aggregate Outstanding Amount of the Revolving Loans of such Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all other L/C Obligations (prior to giving effect to such reallocation), plus such Lender’s Pro Rata Share of the Outstanding Amount of all other Swing Line Loans (prior to giving effect to such reallocation).

A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans, participations in respect of Letters of Credit or Swing Line Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of (x) the Administrative Agent, (y) the L/C Issuer, the Swing Line Lender and any other Lender as to which a delinquent obligation was owed, and (z) in the case of the failure to fund any Loan, the Borrower, shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such direct damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (but only to the extent such Taxes and penalties were not caused by the gross negligence or willful misconduct of the applicable Person seeking indemnification hereunder), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection; provided that (i) such indemnity shall not, as to the Administrative

Agent, be available to the extent that such amount resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) the Borrower shall retain all claims and other rights against the applicable Lender or L/C Issuer in connection with a failure to make any such payment. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, together with any documentation reasonably requested by the Borrower, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to indemnify the Administrative Agent, such Lender or the L/C Issuer pursuant to the foregoing provision for any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) for which written notice was received by the Administrative Agent, such Lender or the L/C Issuer from the appropriate Governmental Authority more than six months prior to the date that the Administrative Agent, such Lender or the L/C Issuer, as the case may be, notifies the Borrower of such Indemnified Taxes or Other Taxes.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Administrative Agent or the Borrower by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall make reasonable efforts to obtain and deliver to the Administrative Agent or the Administrative Agent shall make reasonable efforts to obtain and deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)	executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)	executed originals of Internal Revenue Service Form W-8ECI,

(III)	executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)	executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Foreign Lender shall take any action (including entering into an agreement with the Internal Revenue Service) and comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from U.S. federal withholding taxes under Chapter 4 (Taxes to Enforce Reporting on Certain Foreign Accounts) of the Internal Revenue Code (the “FACTA Provisions”), if enacted, or under legislation that is substantially similar to the FACTA Provisions with respect to payments received by or on behalf of such Foreign Lender, if enacted.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer (to the extent not due to the gross negligence or willful misconduct of the Person seeking reimbursement of such expenses), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on the Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if the Borrower elects, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)	subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)	impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has had the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual, direct loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender or the L/C Issuer requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender or the L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans and/or Letters of Credit, as applicable, hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender delivers a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.14.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state Law.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements or Secured Cash Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreements, any Secured Cash Management Agreements, or any other agreement or instrument referred to in the Loan Documents, such Secured Hedge Agreements or such Secured Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender, or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Hedge Agreements, any Secured Cash Management Agreements, or any other agreement or instrument referred to in the Loan Documents, the Secured Hedge Agreements or the Secured Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law; provided that such costs and expenses were not caused by the gross negligence or willful misconduct of the Administrative Agent or any Lender.

4.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Closing.

The obligation of the Administrative Agent, the L/C Issuer and each Lender to enter into this Agreement and to make the initial Credit Extension hereunder on the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents required to be entered into on the Closing Date, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Arrangers and the Administrative Agent.

(c) Financial Statements. The Administrative Agent and the Arrangers shall have received:

(i) the Audited Financial Statements;

(ii) the Interim Financial Statements;

(iii) the Pro Forma Financial Statements; and

(iv) a pro forma financial model as to the Borrower and its Subsidiaries and forecasts prepared by management of the Borrower of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries, each on an annual basis beginning January 1, 2010 and ending with the fiscal year ending December 31, 2013, in each case giving effect to all elements of the Transaction to be effected on or before the Closing Date.

(d) No Material Adverse Change. There shall not have occurred since December 31, 2008, a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of (i) the Borrower and its Subsidiaries, taken as a whole or (ii) the New Product.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, the Administrative Agent or the Lenders, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following in form and substance satisfactory to the Arrangers and the Administrative Agent and their legal counsel:

(i) the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization (it being understood that each Loan Party’s bylaws will not be certified by a Governmental Authority), where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) certification from the state of organization or formation of each Loan Party stating that such Loan Party is in “good standing” in such state.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) (A) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, and copies of the financing statements on file in such jurisdictions evidencing that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches.

(ii) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

(iii) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties; and

(iv) a completed and duly executed Collateral Questionnaire, dated on or before the Closing Date.

(h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(i) Closing Certificate. Receipt by the Administrative Agent and the Arrangers of a certificate signed by a Responsible Officer of the Borrower (A) certifying that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied as of the Closing Date, (B) certifying as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Transaction, and (C) certifying and demonstrating that (1) Consolidated EBITDA for the 12-month period ended September 30, 2009 was not less than $100,000,000 and (2) the ratio of (I) Consolidated Funded Indebtedness as of the Closing Date to (II) Consolidated EBITDA for the 12-month period ended as of September 30, 2009 is not greater than 2.25 to 1.00. For the purposes of the calculations required by this subsection (i), (x) Consolidated EBITDA and the ratio described in clause (C)(2) shall each be calculated reflecting the Transaction (including the entering into of the Proleukin® Distribution Agreement) on a pro forma basis, and (y) Consolidated EBITDA and Consolidated Funded Indebtedness shall otherwise be calculated in a manner consistent with the definitions thereof set forth in this Agreement, with such modifications or adjustments thereto for the purposes of this Section 5.01(i) as are reasonably acceptable to the Arrangers and the Administrative Agent.

(j) Consummation of Proleukin® Transaction. The Proleukin® Transaction shall have been consummated (or shall be consummated on the Closing Date) in accordance with the terms of the Proleukin® Transaction Documents and in compliance with all applicable Laws and regulatory approvals. The Administrative Agent and the Arrangers shall have received and reviewed, prior to execution by the Borrower, the final draft of the Proleukin® Distribution Agreement and the other material Proleukin® Transaction Documents (it being understood that certain immaterial information may be redacted in part from the exhibits thereto at the request of Novartis and in a manner acceptable to the Lenders), the terms of which shall be reasonably satisfactory to the Arrangers and the Administrative Agent, and such agreement shall not have been altered, changed or supplemented in any material respect or any material conditions therein waived without the prior written consent of the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of the Proleukin® Distribution Agreement and other material Proleukin® Transaction Documents as originally executed and delivered (it being understood that certain immaterial information may be redacted in part from the exhibits thereto at the request of Novartis and in a manner acceptable to the Lenders).

(k) Availability. After giving effect to the Transaction, including the Loans made hereunder on the Closing Date, the Total Revolving Outstandings shall not exceed $25,000,000.

(l) Consents. All governmental, shareholder and third party consents and approvals necessary in connection with the Transaction shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse condition on the Transaction or that could seek or threaten any of the foregoing, and no Law shall be applicable which has, or could reasonably be expected to have, such effect.

(m) Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and that provisions acceptable to the Administrative Agent shall have been made for the termination and release of all Liens securing obligations under the Existing Credit Agreement.

(n) Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(o) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent, the Syndication Agent and the Arrangers to the extent invoiced prior to or on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived, each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (excluding a Loan Notice requesting a conversion of a Loan of one Type to the other Type, or a continuation of a Eurodollar Rate Loan) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) There shall not have been commenced against the Borrower or any Subsidiary an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, in each case that remains undismissed.

(d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) There shall not have occurred (A) any payment default under the Proleukin® Distribution Agreement (unless the unpaid amount giving rise to such default shall have been paid or waived) nor (B) any other default under such agreement that has not been cured or waived, or any other event that is continuing, which default or other event permits Novartis to terminate, or results in the termination of, the Proleukin® Distribution Agreement.

Each Request for Credit Extension (excluding a Loan Notice requesting a conversion of a Loan of one Type to the other Type, or a continuation of a Eurodollar Rate Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01	Existence, Qualification and Power.

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that the failure to have any such power and authority, license, authorization, consent, approval or qualification, or to be so licensed or in good standing, could not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB) except in each case referred to in clause (b) or (c), to the extent that such any such conflict, breach, contravention, creation of a Lien or violation could not reasonably be expected to have a Material Adverse Effect.

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Proleukin® Transaction has been consummated in accordance with the Proleukin® Transaction Documents and applicable Law.

6.04	Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws or by other equitable remedies as a matter of judicial discretion.

6.05	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness required to be shown thereon in accordance with GAAP.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness required to be shown thereon in accordance with GAAP.

(c) The Pro Forma Financial Statements fairly present in all material respects (with respect to the effect of the Proleukin® Transaction, based on assumptions derived from unaudited historical financial information provided by Novartis) the consolidated pro forma financial condition (giving effect to all elements of the Transaction to be effected on or before the Closing Date) of the Borrower and its Subsidiaries as at September 30, 2009, and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the 12-month period ended on such date, all in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.

(d) From the date of the Audited Financial Statements to and including the Closing Date, there has been no receipt of an Extraordinary Receipt by the Borrower or any Subsidiary, no Disposition by the Borrower or any Subsidiary of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements (including the Interim Financial Statements) or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(e) The forecasts delivered pursuant to Section 5.01(c)(iv) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s good faith estimate of its future financial performance during the period covered by such forecasts. The Administrative Agent, the L/C Issuer and the Lenders hereby acknowledge that forecasts and estimates of future financial performance are inherently uncertain and no assurances have been given, and no representations or warranties have been made by any Loan Party, that the results reflected in the forecasts will be achieved.

(f) Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, the Transaction, or any of the other transactions contemplated hereby or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07	No Default.

(a) No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08	Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09	Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) To the knowledge of the Responsible Officers of the Loan Parties, (i) all operations at the Facilities and each of the Facilities are in compliance with all applicable Environmental Laws, (ii) there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and (iii) there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) To the knowledge of the Responsible Officers of the Loan Parties, none of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) No Loan Party nor any Subsidiary has received any written or to the knowledge of the Responsible Officers of the Loan Parties, oral notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf a Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing, under any Environmental Law to which a Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to a Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) To the knowledge of the Responsible Officers of the Loan Parties, there has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10	Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not, to the knowledge of the Responsible Officers of the Loan Parties, Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11	Taxes.

The Loan Parties and their Subsidiaries have (a) filed all federal Tax returns and reports required to be filed, (b) filed or will file all material state and other material Tax returns and reports required to be filed, and (c) paid all federal taxes and have paid all material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Responsible Officers of the Borrower, there is no proposed Tax assessment against a Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.

6.12	ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412, Section 430 or Section 431 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Responsible Officers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the minimum required contribution (as defined in Section 430(a) of the Internal Revenue Code) has been made for each Pension Plan; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.13	Subsidiaries.

The Borrower has no Subsidiaries as of the Closing Date. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

6.14	Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis), subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness, will be margin stock.

(b) No Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

6.15	Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time.

6.16	Compliance with Laws and Material Contractual Obligations.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, and all Contractual Obligations, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17	Intellectual Property; Licenses, Etc.

The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their Businesses. Set forth on Schedule 6.17 is a list of all (a) trademarks, patents and copyrights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by a Loan Party as of the Closing Date and (b) all other material patents, trademarks and copyrights which a Loan Party has the legal right to use pursuant to a license in favor of such Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, (a) no claim has been asserted and is pending by any Person challenging or questioning the use of (i) any copyrights, patents or trademarks owned by a Loan Party or (ii) as of the Closing Date, to the Loan Parties’ knowledge, any copyrights, patents or trademarks material to the business of the Loan Parties that are used by the Loan Parties pursuant to a license in favor of a Loan Party, or the validity or effectiveness of any such copyrights, patents or trademarks, and (b) to the knowledge of the Responsible Officers of the Loan Parties, neither the use of any IP Rights by a Loan Party or any Subsidiary nor the licensing of such IP Rights by a Loan Party or any Subsidiary to another Person infringes on the rights of any Person. As of the Closing Date, none of the copyrights, patents or trademarks owned by any of the Loan Parties is subject to any licensing agreement, franchise agreement or similar arrangement except as set forth on Schedule 6.17.

6.18	Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19	Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens upon filing of all applicable financing statements, filing of all applicable notices with the United States Copyright Office and United States Patent and Trademark Office and delivery of Collateral, as applicable, and except as otherwise contemplated or otherwise not required by the Collateral Documents, will be perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20	Business Locations.

As of the Closing Date, no Loan Party owns any real Property. Set forth on Schedule 6.20(a) is a list of all locations where any tangible personal property of any Loan Party (other than any tangible personal Property in the possession of a sales representative of any Loan Party) is located as of the Closing Date. Set forth on Schedule 6.20(b) is the chief executive office, federal tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto.

6.21	Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Loan Party or any Subsidiary as of the Closing Date and no Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years prior to the Closing Date. Neither the business nor properties of any Loan Party are affected by any strikes, walkouts, work stoppages or other labor dispute that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until such time as the Obligations are Fully Satisfied, each Loan Party shall, and shall cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Administrative Agent for the Administrative Agent to deliver to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of (i) prior to giving effect to the Reorganization, the Borrower and its Subsidiaries and (ii) after giving effect to the Reorganization, Delaware Opco and its Subsidiaries, in either case as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of (i) any “Big Four” public accounting firm or (ii) any other independent, certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of (i) prior to giving effect to the Reorganization, the Borrower and its Subsidiaries and (ii) after giving effect to the Reorganization, Delaware Opco and its Subsidiaries, in either case as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries or Delaware Opco and its Subsidiaries, as applicable, in accordance with GAAP, subject only to year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(f), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent for the Administrative Agent to deliver to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 8.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) at least thirty (30) days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2010, an annual budget of the Loan Parties and their Subsidiaries containing, among other things, financial information for each quarter of the next fiscal year;

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding the amount of all Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such financial statements;

(e) (i) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of a Loan Party by independent accountants in connection with the accounts or books of such Loan Party or any Subsidiary, or any audit of any of them; and (ii) promptly after the furnishing thereof, copies of any notice received by a Loan Party or any Subsidiary that such Loan Party or Subsidiary is in default under any Material Agreement or the Colal-Pred License Agreement, which copies are not otherwise required to be furnished to the Administrative Agent pursuant to Section 7.01 or any other clause of this Section 7.02;

(f) promptly after the same are available (but in any event not later than ten (10) Business Days after delivery), (i) copies of each annual report, proxy or financial statement sent to the stockholders of the Borrower (and, if the Reorganization has occurred, the stockholders of Delaware Parent and Delaware Opco) and copies of all annual, regular, periodic and special reports and registration statements which the Borrower, Delaware Opco or Delaware Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or sent to a holder of any Indebtedness owed by a Loan Party or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(g) promptly, such additional information regarding the business, financial or corporate affairs of a Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(h) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (D) each material Copyright, Trademark and Patent (each such term as defined in the Security Agreement) that has expired or become unenforceable since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of a Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the

Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Syndication Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Syndication Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 11.07), they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent, the Syndication Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

7.03	Notices.

Promptly notify the Administrative Agent, for further dissemination to the Lenders, of:

(a) The occurrence of any Default.

(b) Any matter that has resulted in a Material Adverse Effect, including, if applicable (i) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c) The occurrence of any ERISA Event.

(d) Any material change in accounting policies or financial reporting practices by a Loan Party or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

7.04	Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and reserves reasonably believed by the Responsible Officers of the Borrower or such Subsidiary to be adequate and in accordance with GAAP are being maintained by the applicable Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property (other than any Permitted Lien); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

7.06	Maintenance of Properties.

(a) Maintain, preserve and protect in a commercially reasonable manner all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07	Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not, to the knowledge of the Responsible Officers of the Loan Parties, Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The Administrative Agent shall be named as Lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or ten (10) days, in the case of cancellation for non-payment of premiums) prior written notice before any such policy or policies shall be canceled. The Borrower agrees that it shall provide prompt notice to the Administrative Agent of any material alteration or cancellation of any of the above-referenced insurance, together with a reasonably detailed description of such alteration or cancellation.

7.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10	Inspection Rights.

(a) Permit representatives and independent contractors of (i) the Administrative Agent, at the reasonable expense of the Borrower no more than once in any calendar year, and (ii) each Lender, at such Lender’s expense no more than once in any calendar year, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours upon advance notice of at least one (1) Business Day.

(b) If an Event of Default has occurred and is continuing, (i) permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an audit of the Collateral at the expense of the Borrower and (ii) promptly deliver to the Administrative Agent (to the extent requested by the Administrative Agent in its sole discretion) (A) asset appraisal reports with respect to the Collateral, and (B) a written audit of the accounts receivable, inventory, payables, controls and systems of the Loan Parties and their Subsidiaries.

7.11	Use of Proceeds.

Use the proceeds of the Credit Extensions (a) on the Closing Date, to finance the Proleukin® Transaction, to refinance Indebtedness outstanding under the Existing Credit Agreement and to pay fees and expenses incurred in connection with the Transaction and (b) thereafter, for working capital, capital expenditures and other lawful corporate purposes; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12	Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any direct or indirect Subsidiary:

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by a Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto;

(b) if such Subsidiary is (A) a Domestic Subsidiary that is a Wholly Owned Subsidiary of a Loan Party (and not a Subsidiary of a non-Guarantor Foreign Subsidiary), (B) a Domestic Subsidiary (other than a Subsidiary of a non-Guarantor Foreign Subsidiary) that is not a Wholly Owned Subsidiary but could become a Guarantor without violating the terms of its organizational documents, or (C) a Foreign Subsidiary that the Borrower elects in its sole discretion to cause to become a Guarantor, cause such Person to (1) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (2) if requested by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in Sections 5.01(b), (f) and (g), all in form, content and scope reasonably satisfactory to the Administrative Agent; and

(c) if such Subsidiary is the first Subsidiary of the Borrower to be acquired or formed after the Closing Date, cause to be a delivered to the Administrative Agent (i) a fully executed counterpart of the Pledge Agreement, properly executed by the Borrower and, if the applicable Subsidiary will be a Guarantor, such Subsidiary and (ii) an opinion of legal counsel to the Borrower and, if applicable, such Subsidiary, dated as of the date of the Pledge Agreement and in form and substance reasonably satisfactory to the Administrative Agent.

7.13	ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14	Pledged Assets.

(a) Each Loan Party will (i) cause all of its owned and leased real and personal Property other than Excluded Property to be subject at all times to first priority, perfected (other than deposit accounts and cash and except as otherwise contemplated or otherwise not required by the Collateral Documents) and, in the case of real Property which is ground leased or owned, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests owned by it of (A) each Domestic Subsidiary (other than a Subsidiary of a non-Guarantor Foreign Subsidiary) and (B) each Foreign Subsidiary that the Borrower elects to cause to become a Guarantor pursuant to Section 7.12, and (ii) sixty-five percent (65%) (or such greater percentage that, due to a change in applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such First-Tier Foreign Subsidiary as determined for United States federal income Tax purposes to be treated as a deemed dividend to such First-Tier Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse Tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests owned by it that are not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each First-Tier Foreign Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request. In addition, with respect to any Foreign Subsidiary the Equity Interests of which are required to be pledged hereunder, and without limitation of the foregoing, the Loan Parties shall cause to be delivered to the Administrative Agent (i) such local law security documents as the Administrative Agent shall reasonably request and deem necessary for the purpose of effecting such Lien on the issued and outstanding Equity Interests of such Foreign Subsidiary that are required to be pledged hereunder and ensuring the validity and enforceability of such Lien under applicable local law, and (ii) to the extent reasonably requested by the Administrative Agent, a customary legal opinion (taking into consideration, among other things, local customs regarding the issuance of legal opinions) covering the creation and perfection of such Lien under such applicable local law.

(c) Notwithstanding anything to the contrary in this Section 7.14, paragraphs (a) and (b) of this Section 7.14 shall not require the creation or perfection of a security interest in favor of the Administrative Agent or any holder of any Obligation in, or the obtaining of title insurance, surveys or any other documents with respect to, any Property acquired after the Closing Date if and for so long as the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the cost of creating or perfecting such security interests in such Property or obtaining title insurance, surveys or such other documents in respect of such Property.

7.15	Landlord Consents; Etc.

(a) Upon the request of the Administrative Agent, the Loan Parties shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent, in the case of any personal Property Collateral located at a premises not owned by a Loan Party (other than leased office space), estoppel letters, consents and waivers from the landlords, warehousemen or bailees, as applicable, with respect to such personal Property in form and substance reasonably satisfactory to the Administrative Agent.

(b) Upon the request of the Administrative Agent, the Borrower shall use commercially reasonable efforts to file or cause to be filed such documents with the U.S. Patent and Trademark Office as reasonably requested by the Administrative Agent so that the applicable records correctly reflect the Borrower’s ownership of all registered patents and trademarks (and applications therefore).

ARTICLE VIII

NEGATIVE COVENANTS

Until such time as the Obligations are Fully Satisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not materially increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, no action (other than the filing of such Lien) has been taken to enforce the same or the same are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(i);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens attach to such Property concurrently with or within ninety (90) days after the acquisition thereof;

(j) licenses, leases or subleases granted to others either in the ordinary course of business not interfering in any material respect with the business of the Loan Parties and their Subsidiaries or otherwise not prohibited hereunder;

(k) any interest of title of a lessor or a licensor (including any direct or indirect lessor or licensor of Property to a Loan Party or a Subsidiary (as lessee or licensee)) (or any secured creditor of any such lessor or licensor) under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and/or licenses permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens of sellers of goods to a Loan Party and any of its Subsidiaries arising under Article II of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p) Liens consisting of or incurred pursuant to an agreement to sell, transfer, lease or dispose of any Property in a sale, lease, transfer or other disposition, solely to the extent such sale, lease, transfer or other disposition would have been permitted on the date of the creation of such Lien;

(q) with respect to any Property that is the subject of or used, developed or created by or for the benefit of a Loan Party or any of its Subsidiaries in connection with the Entocort® EC Distribution Agreement, the Proleukin® Distribution Agreement, the Rosetta License Agreement, the Colal-Pred License Agreement, the 1996 License Agreement, the Proleukin® Supply Agreement, the Lotronex® Supply Agreement or any other similar intellectual property or product license agreement or supply or distribution agreement entered into by a Loan Party or any Subsidiary in connection with a transaction otherwise permitted hereunder, respectively, Liens on such Property arising under or granted pursuant to the applicable foregoing agreement, respectively; and

(r) Liens, if any, in favor of the Administrative Agent, for the benefit of the L/C Issuer, the Swing Line Lender and/or the Lenders arising under agreements or arrangements to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(s) Liens securing Indebtedness permitted under Section 8.03(h), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder; and

(t) additional Liens not otherwise permitted by this Section 8.01 and not securing Indebtedness; provided that neither (i) the aggregate outstanding amount of the applicable obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds $1,000,000.

Notwithstanding anything to the contrary in this Agreement, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Liens described in clauses (c), (h), (j), (k) and (q) above) upon the Proleukin® Distribution Agreement, the Entocort® EC Distribution Agreement and/or any rights of the Borrower under either such document other than Liens in favor of the Administrative Agent (for the benefit of the Secured Parties).

8.02	Investments.

Make any Investments, except:

(a) Investments held by such Loan Party or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02(b);

(c) Investments made in compliance with the investment policy identified in Schedule 8.02(c) (including any Investments existing on the Closing Date made pursuant to such investment policy);

(d) (i) Investments in any Person that is a Loan Party and (ii) Investments consisting of loans to Subsidiaries that are not Loan Parties, in the case of this clause (ii), in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 8.03;

(g) (i) Permitted Acquisitions and (ii) Investments consisting of loans or capital contributions by a Loan Party to any First-Tier Foreign Subsidiary the proceeds of which will be used by such First-Tier Foreign Subsidiary to fund a Permitted Acquisition;

(h) Investments by the Loan Parties or any of their Subsidiaries consisting of advances or loans to directors, officers or employees in an aggregate principal amount not to exceed $500,000 in the aggregate at any time outstanding; provided, that all such advances shall be in compliance with all Laws;

(i) Investments made by a Loan Party or any of its Subsidiaries in connection with its employee deferred compensation plans;

(j) the Proleukin® Transaction on the Closing Date;

(k) promissory notes and other non-cash consideration received by a Loan Party or any of its Subsidiaries in connection with Dispositions and any other sale, transfer or other disposition of any Property permitted hereunder;

(l) Investments (other than Acquisitions) consisting of the purchase or other acquisition by a Loan Party or any of its Subsidiaries of less than 50% of the issued and outstanding Equity Interests of another Person in an amount not to exceed 7,500,000 in the aggregate during the term of this Agreement; and

(m) additional Investments not otherwise permitted in the foregoing clauses in an amount not to exceed $7,500,000 in the aggregate at any time outstanding.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower existing on the Closing Date and set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s));

(c) intercompany Indebtedness permitted under Section 8.02(d);

(d) obligations (contingent or otherwise) of a Loan Party or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by a Loan Party or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) Indebtedness that may exist or may be deemed to exist under the Lotronex® Acquisition Documents, the Entocort® EC Distribution Agreement, the Proleukin® Transaction Documents, the 1996 License Agreement and any other agreements providing for indemnification, purchase price adjustments and similar obligations (including Earn-Out Obligations) in connection with the lease, license, purchase or sale of assets effected in accordance with the requirements of this Agreement;

(g) to the extent constituting Indebtedness, agreements to finance the deferred payment of premiums owing by a Loan Party or any of its Subsidiaries under any insurance policies required hereunder or under the other Loan Documents or obtained in the ordinary course of business;

(h) (A) to the extent constituting Indebtedness, obligations under Cash Management Agreements and (B) Indebtedness incurred by a Loan Party or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management or deposit accounts.

(i) other unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount for all such Indebtedness not to exceed $7,500,000 at any one time outstanding; provided, that (i) no Default or Event of Default exists prior to or immediately after giving effect to the incurrence of such Indebtedness and (ii) if such Indebtedness results from seller financing, such Indebtedness is not evidenced by a demand note but rather has a stated maturity; and

(j) Guarantees with respect to Indebtedness permitted under clauses (a) through (i) of this Section 8.03.

8.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any Subsidiary, provided that the Borrower shall be the continuing or surviving corporation, (b) Delaware Opco may merge or consolidate with any Subsidiary other than the Borrower, provided that Delaware Opco shall be the continuing or surviving corporation, (c) subject to the foregoing clauses (a) and (b), any Loan Party may merge or consolidate with any other Loan Party, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving Person, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary; (e) any Subsidiary of a Loan Party may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such Permitted Acquisition involves the Borrower or Delaware Opco, the Borrower or Delaware Opco, as applicable, shall be the continuing or surviving corporation, (f) any Loan Party may Dispose of any or all of its Property (upon voluntary liquidation or otherwise) to any other Loan Party, and (g) the Borrower may consummate the Reorganization pursuant to and in accordance with the following paragraph of this Section 8.04.

Notwithstanding the foregoing, but subject to the following provisions of this paragraph, the Borrower will be permitted to effect an internal reorganization (the “Reorganization”) that will result in the Borrower becoming a Subsidiary of a Delaware corporation and that will be accomplished as follows:

(a)

The Borrower will create or acquire a new, direct Wholly Owned Subsidiary incorporated in the State of Delaware (“Delaware Parent”), and Delaware Parent will in turn will create a new, direct Wholly Owned Subsidiary incorporated in the State of Delaware

(“Delaware Opco”), neither of which will, immediately prior to the consummation of the Reorganization, have outstanding any Indebtedness or other material liabilities;

(b)	Delaware Opco will create a new, direct Wholly Owned Subsidiary incorporated in the State of California (“MergerCo”) that will not, immediately prior to the consummation of the Reorganization, have outstanding any Indebtedness or other material liabilities;

(c)	the Borrower will merge with and into MergerCo, with the Borrower being the surviving corporation of such merger and after giving effect to such merger, a direct, Wholly Owned Subsidiary of Delaware Opco; and

(d)	immediately after the consummation of the Reorganization, the management and controlling ownership of Delaware Parent will be substantially similar to that of the Borrower immediately prior to consummation of the Reorganization.

Notwithstanding anything to the contrary contained herein, the Lenders hereby agree that the Borrower shall be permitted to consummate the Reorganization so long as the consummation of the Reorganization shall not result in a material and adverse impact to the interests of the Administrative Agent and/or the Lenders under this Agreement and the other Loan Documents or otherwise result in a Material Adverse Effect. The Loan Parties hereby agree (i) to provide the Administrative Agent and the Lenders with at least thirty (30) days advance written notice of the Reorganization and such additional information and documents related to the Reorganization as may be reasonably requested by the Administrative Agent and/or any Lender and (ii) to execute and deliver (or to cause to be executed and delivered) prior to or concurrently with the consummation of the Reorganization such appropriate amendments, corporate authority documents and other supporting documents to or under this Agreement or the other Loan Documents evidencing any changes made necessary by the consummation of the Reorganization. In addition, the Loan Parties agree that concurrently with the consummation of the Reorganization, Delaware Opco will (1) become a Guarantor hereunder by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose and, if requested by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in Section 5.01(b), (f) and (g), all in form, content and scope reasonably acceptable to the Administrative Agent, and (2) subject to any applicable limitations set forth in Section 7.14 and/or the Collateral Documents, will enter into or become a party to the Pledge Agreement and cause all of its owned and leased real and personal Property to be subject to a first priority, perfected lien in favor of the Administrative Agent to secure the Obligations (including without limitation 100% of the issued and outstanding Equity Interests of the Borrower owned by Delaware Opco after giving effect to the Reorganization). The Borrower acknowledges that the agreement of the Lenders evidenced in this paragraph is given in reliance upon the foregoing conditions and agreements and shall be deemed revoked if any such condition or agreement is breached.

8.05	Dispositions.

Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the Property disposed of, (b) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.16, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (e) the aggregate fair market value of all the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions during the term of this Agreement shall not exceed 10% of Consolidated Total Assets at the time of any such Disposition.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party or to any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c) (i) prior to the Reorganization, the Borrower may make cash payments to its shareholders and (ii) after the Reorganization, Delaware Opco may make cash payments to Delaware Parent; provided that (A) the aggregate amount of all such payments made in reliance on this Section 8.06(c) shall not exceed $500,000 during the term of this Agreement and (b) such payments are not dividend payments or similar type distributions;

(d) if (i) the Reorganization shall have occurred and Delaware Opco and the Borrower shall have become Wholly Owned Subsidiaries of Delaware Parent and (ii) Delaware Parent and its Subsidiaries file a consolidated tax return, Delaware Opco may declare and pay cash dividends to Delaware Parent not to exceed an amount necessary to permit Delaware Parent to pay the direct tax liabilities of Delaware Parent attributable to the net income or gains of Delaware Opco and its Subsidiaries with respect to such tax year; and

(e) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (or, if the Reorganization has occurred, Delaware Opco may make Restricted Payments to Delaware Parent for the purpose of enabling Delaware Parent to) purchase Equity Interests from present or former officers, directors and employees of Delaware Parent, any Loan Party or any Subsidiary of a Loan Party (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) pursuant to the terms of any incentive, benefit, compensation, employee or restricted equity interests purchase plan, equity option plan or other employee benefit or equity based compensation plan established by Delaware Parent, any Loan Party or any Subsidiary, as applicable; provided that the aggregate amount of all such Restricted Payments made in reliance on this clause (e) shall not exceed $1,000,000 in any fiscal year.

8.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08	Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer or director of such Person or with any Person known to be an Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party and any other transactions among the Loan Parties, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09	Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, (v) pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof (provided that the Loan Parties may enter into and permit to exist Contractual Obligations that contain customary “no assignment” provisions) or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale, (5) the Lotronex® Acquisition Documents, (6) the Proleukin® Transaction Documents, (7) customary provisions restricting assignment or transfer of any license for intellectual property or in any other agreement entered into not otherwise in violation of this Agreement and (8) exclusivity provisions with respect to licenses granted by any Loan Party or similar rights restricting the ability of the Loan Parties to use, transfer, assign or license the rights subject to such license.

(b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the Property constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the Property subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale, (iv) Lotronex® Acquisition Documents, (v) the Proleukin® Transaction Documents, (vi) customary provisions restricting assignment or transfer of any license for intellectual property or in any other agreement entered into not otherwise in violation of this Agreement and (vii) exclusivity provisions with respect to licenses granted by any Loan Party or similar rights restricting the ability of the Loan Parties to use, transfer, assign or license the rights subject to such license.

8.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11	Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending March 31, 2010) to be greater than 2.50:1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending March 31, 2010) to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Coverage Ratio:	Fixed	Charge

March 31, 2010 through December 31, 2010	1.75 to 1.00

March 31, 2011	1.50 to 1.00

June 30, 2011 through December 31, 2012	1.25 to 1.00

March 31, 2013	1.50 to 1.00

June 30, 2013 and each fiscal quarter thereafter	1.75 to 1.00

8.12	Capital Expenditures.

Permit Consolidated Capital Expenditures in any fiscal year, commencing with the fiscal year ending December 31, 2009, to exceed the sum of (a) $8,000,000 plus (b) any unused amount available for Consolidated Capital Expenditures under this Section 8.12 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year).

8.13	Prepayment of Other Indebtedness, Etc.

(a) Amend or modify any of the terms of any Indebtedness of the Borrower existing on the Closing Date (excluding Indebtedness arising under the Loan Documents) if such amendment or modification would (i) add or change any terms in a manner materially adverse to the Loan Parties or any Subsidiary or (ii) shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b) Make (or give any notice with respect thereto) any voluntary or optional payment, prepayment, redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of (i) if an Event of Default shall have occurred and be continuing, any Indebtedness of a Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents) or (ii) the Existing Preferred Stock (other than in exchange for Equity Interests of the Delaware Parent in connection with the Reorganization).

(c) Amend or modify any of the terms of the Entocort® EC Distribution Agreement, the Proleukin® Distribution Agreement, the Rosetta License Agreement, the Colal-Pred® License Agreement and/or the 1996 License Agreement, in each case if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower, any Subsidiary or any Lender.

(d) Make any Extension Payment.

8.14	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

provided, however, that this Section 8.14 shall not be construed to prohibit the consummation of a Reorganization permitted pursuant to Section 8.04 hereof.

8.15	Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Equity Interests, (b) following the consummation of the Reorganization, permit the Borrower to issue or have outstanding any shares of preferred Equity Interests, (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of the Borrower owned directly or indirectly by the Borrower, except for Permitted Liens and (d) following consummation of the Reorganization, create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower or any Subsidiary of Delaware Opco owned directly or indirectly by Delaware Opco, except for Permitted Liens.

8.16	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.02(a), (b) or (d), 7.03(a), 7.05(a) or 7.11 or Article VIII; or

(c) Other Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.01, subsections (b) or (d) of Section 7.03 or Section 7.10, and such failure continues for ten (10) Business Days;

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of a Loan Party becomes aware of such failure or (ii) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f) Cross-Default. (i) A Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts between any Loan Party and any Lender or any Affiliate of a Lender) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination

Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs any default under the Proleukin® Distribution Agreement, or any other event occurs, in each case that results in the termination of such agreement and the rights of the Borrower thereunder.

(g) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) A Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against a Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Loan Documents. This Agreement, any Note or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Obligations being Fully Satisfied, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l) Change of Control. There occurs any Change of Control.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer arising under the Loan Documents (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the

Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations (other than contingent reimbursement or indemnification obligations) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except with respect to the Administrative Agent’s discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

10.06	Resignation of the Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (provided that no such consultation shall be required if an Event of Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, and in consultation with the Borrower (provided that no such consultation shall be required if an Event of Default then exists), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the

Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer and Swing Line Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer and Swing Line Lender to effectively assume the obligations of the retiring L/C Issuer and Swing Line Lender with respect to such Letters of Credit.

10.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09	Administrative Agent May File Proof of Claims.

In case of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts between a Loan Party and any Lender, or any Affiliate of a Lender, to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10	Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize and direct the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent, as applicable, under any Loan Document (i) at such time as the Obligations are Fully Satisfied, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

In connection with any termination or release pursuant to this Section 10.10, the Administrative Agent shall promptly execute and deliver to the Borrower or the applicable Loan Party, at the Borrower’s expense, all documents that the Borrower or such Loan Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

10.11	Secured Hedge Agreements and Secured Cash Management Agreements.

Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03 or of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) in its capacity as a Hedge Bank or Cash Management Bank. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that no waiver or amendment of or consent to any departure from of any condition precedent set forth in Section 5.02, or of any covenant, Default or Event of Default or of a mandatory reduction in Commitments shall constitute an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan

Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(f) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(g) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby;

(h) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any Swing Line Loans and Letters of Credit)), (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Revolving Loan borrowing or L/C Credit Extension and (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02, 2.03, 2.05(b)(i) or 2.06 or any term, covenant or agreement contained in Article VIII or Article IX; or

(i) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loan (and participations therein), amend, change, waive, discharge or terminate Section 2.05(b)(vii) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv), (v) or (vi) hereof;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of all Lenders or all affected Lenders, as the case may be, other than Defaulting Lenders), except that (a) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (b) any waiver, amendment or consent which by its terms requires the consent of all Lenders or each affected Lender and that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything herein to the contrary, the Administrative Agent is authorized by the Lenders and the L/C Issuer to enter into amendments to this Agreement and any other Loan Document with any Loan Party or its Subsidiaries, without any further consent of the Lenders or the L/C Issuer, for the purpose of (a) implementing the additional Commitments (and any extensions of credit thereunder) and/or to implement and set forth the terms of any Additional Term Loans, in each case as contemplated by and subject to the limitations set forth in Section 2.02(f), including without limitation such amendments as may be necessary to (i) provide for ratable sharing of benefits of this Agreement and the other Loan Documents in respect of the extensions of credit from time to time outstanding in the form of Additional Term Loans (including changes to Section 2.05 to provide any Additional Term Loan the right to ratable (with the Term Loan and each other Additional Term Loan then outstanding) prepayment in connection with any voluntary or mandatory prepayment), (ii) include appropriately the lenders providing any Additional Term Loan in any determination of the Required Lenders and/or the determination of the requisite Lenders under subsections (f) and (j) of Section 11.01 corresponding to the consent rights of the other Lenders thereunder and (iii) make such other changes as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any Additional Term Loan, or (b) curing any typographical error, incorrect cross-reference, defect in form, non-material inconsistency, non-material omission or ambiguity in this Agreement or any other Loan Document to which it is a party.

11.02	Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party, any Subsidiary or any of their Affiliates).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and

the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the Attorney Costs for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the Attorney Costs of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) resulted from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(f).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, other than in connection with a Reorganization permitted by Section 8.04 hereof, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the revolving or term loan credit facility hereunder together with the Loans at the time owing to it under such facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving or term loan credit facility hereunder on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender (which shall be exchanged for any Note of the assigning Lender, if applicable). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designations, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights and duties of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07	Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent reasonably necessary, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (with the applicable Loan Party, Subsidiary or Affiliate as an express third-party beneficiary), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Person invited to become a Lender under Section 2.02(f) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party, a Subsidiary or an Affiliate thereof.

For purposes of this Section, “Information” means all information received from a Loan Party, any Subsidiary or any of their Affiliates relating to a Loan Party or any Subsidiary or any of their respective businesses or Affiliates, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by a Loan Party, any Subsidiary or such Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Loan Parties, their respective Subsidiaries or their respective Affiliates, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08	Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Person to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart.

11.11	Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until such time as the Obligations are Fully Satisfied.

11.13	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.14	Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01 or 3.04, (c) any Lender is subject to illegality under Section 3.02, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (e) any Lender is a Defaulting Lender, then, so long as an Event of Default does not then exist, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) Administrative Agent shall have received the assignment fee specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.14 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.15	Governing Law; Jurisdiction, Etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER STATE WOULD BE REQUIRED THEREBY; PROVIDED THAT THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY

HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16	California Judicial Reference.

If any action or proceeding is filed (other than by an Indemnitee) in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding; provided, that the Borrower shall not be responsible for or required to pay any such fees or expenses to the extent that any such action or proceeding arises or results from, or in connection with, the gross negligence or willful misconduct of any Indemnitee or any claim brought by any Loan Party or Subsidiary against an Indemnitee for breach in bad faith by such Indemnitee of such Indemnitee’s obligations hereunder or under any other Loan Document.

11.17	Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19	No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Arrangers and, if applicable, any other Lender, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Arrangers and, if applicable such Lender, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, the Syndication Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates or any other Person and (ii) neither the Administrative Agent, the Syndication Agent, either Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Syndication Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Syndication Agent, either Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, the Syndication Agent, either Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20	Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21	Certain Matters Regarding the Proleukin Distribution Agreement.

Each of the Administrative Agent and the other Secured Parties hereby acknowledges and agrees that (a) pursuant to Section 10.7(d) of the Proleukin Distribution Agreement, upon expiration or termination of the Proleukin Distribution Agreement, all New Product Regulatory Approvals shall be transferred and assigned to Novartis and (b) pursuant to Section 10.9 of the Proleukin Distribution Agreement, Borrower has designated and appointed Novartis as its attorney-in-fact to execute and deliver all such agreements, instruments, certificates and other documents, file any of the foregoing with applicable regulatory authorities and other Governmental Authorities, and take all other actions as are reasonably necessary, upon expiration or termination of the Proleukin Distribution Agreement for any reason (other than termination by Borrower pursuant to Sections 10.2, 10.3, 10.4 or 10.6 thereof), to effectuate the provisions of Section 10.7(d) and Section 10.9 of the Proleukin Distribution Agreement, including to submit a transfer letter to the Food and Drug Administration in a form agreed upon by the Borrower and Novartis. No rights of the Secured Parties shall serve and the Secured Parties shall take no action to, interfere with such transfer and assignment.

11.22	Waiver of Notice of Termination.

Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PROMETHEUS LABORATORIES INC., a California corporation

	By:	/s/ Joseph M. Limber
	Name:	Joseph M. Limber
	Title:	President & Chief Executive Officer

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Brenda H. Little
	Name:	Brenda H. Little
	Title:	Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Karen S. Barnes
	Name:	Karin S. Barnes
	Title:	Senior Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

SUNTRUST BANK
as a Lender and as Syndication Agent

By:	/s/ Subhadra Shrivastava
Name:	Subhadra Shrivastava
Title:	Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Andrew D. Moore
Name:	Andrew D. Moore
Title:	Duly Authorized Signatory

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

FIFTH THIRD BANK, as a Lender

By:	/s/ Jeffrey A. Thieman
Name:	Jeffrey A. Thieman
Title:	Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daar Woods
Name:	Daar Woods
Title:	SVP

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

COMPAS BANK, as a Lender

By:	/s/ Jason Consoli
Name:	Jason Consoli
Title:	Senior Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

DNB NOR BANK ASA, NY BRANCH, as a Lender

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	Senior Vice President
Head of Corporate Banking

By:	/s/ Philip F. Kurpiewski
Name:	Philip F. Kurpiewski
Title:	Senior Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

COMERICA BANK, as a Lender

By:	/s/ Steven J. Stuckey
Name:	Steven J. Stuckey
Title:	Senior Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

BANK OF THE WEST, as a Lender

By:	/s/ Kris Ilkov
Name:	Kris Ilkov
Title:	Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Steve DeLong
Name:	Steve DeLong
Title:	Senior Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karim Blasetti
Name:	Karim Blasetti
Title:	Vice President

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Susan Worsham
Name:	Susan Worsham
Title:	VP/SRM

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

UNION BANK, N.A., as a Lender

By:	/s/ Paul K. Moyer
Name:	Paul K. Moyer
Title:	Vice President

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

STATE BANK OF INDIA, LOS ANGELES AGENCY, as a Lender:

By:	/s/ Sanjay Gautam
Name:	Sanjay Gautam
Title:	V.P. (Credit & Operations)

PROMETHEUS LABORATORIES INC.

2009 CREDIT AGREEMENT

Schedule 2.01

Commitments and Pro Rata Shares

Lender	Revolving Commitment	Pro Rata Share	Term Loan Commitment	Pro Rata Share

Bank of America, N.A.	$5,288,461.53	10.576923060%	$22,211,538.47	10.576923081%

SunTrust Bank	$5,288,461.53	10.576923060%	$22,211,538.47	10.576923081%

General Electric Capital Corporation	$4,615,384.62	9.230769240%	$19,384,615.38	9.230769229%

Fifth Third Bank	$4,615,384.62	9.230769240%	$19,384,615.38	9.230769229%

U.S. Bank National Association	$4,615,384.62	9.230769240%	$19,384,615.38	9.230769229%

Compass Bank	$4,615,384.62	9.230769240%	$19,384,615.38	9.230769229%

DnB NOR Bank ASA, NY Branch	$4,615,384.62	9.230769240%	$19,384,615.38	9.230769229%

Comerica Bank	$3,461,538.46	6.923076920%	$14,538,461.54	6.923076924%

Bank of the West	$2,403,846.15	4.807692300%	$10,096,153.85	4.807692310%

California Bank & Trust	$2,019,230.77	4.038461540%	$8,480,769.23	4.038461538%

Credit Suisse AG, Cayman Islands Branch	$2,019,230.77	4.038461540%	$8,480,769.23	4.038461538%

Wells Fargo Bank, N.A.	$2,019,230.77	4.038461540%	$8,480,769.23	4.038461538%

Goldman Sachs Bank USA	$1,730,769.23	3.461538460%	$7,269,230.77	3.461538462%

Union Bank, N.A.	$1,730,769.23	3.461538460%	$7,269,230.77	3.461538462%

State Bank of India, Los Angeles Agency	$961,538.46	1.923076920%	$4,038,461.54	1.923076924%

Total:	$50,000,000.00	100.000000000%	$210,000,000.00	100.000000000%

SCHEDULE 6.10

INSURANCE

See attached document

[* * *]

Line	Policy #	Carrier	Expiration Date	Limits	Deductibles
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Property				[* * *]	[* * *]

[* * *]				[* * *]	[* * *]

GL				[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Professional Liability	[* * *]	Landmark American Ins	10/1/2010	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Products Liability	[* * *]	Federal Insurance Co	4/30/2010	[* * *]	[* * *]

Products Liability	[* * *]	Chubb Argentina de	1/25/2010	[* * *]	[* * *]

(Local Admitted Cov)		Serguros S.A.

Argentina

Products Liability	[* * *]	Lexington Insurance Co	4/30/2010	[* * *]	[* * *]

Products Liability	[* * *]	Illinois Union Ins. Co.	4/30/2010	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

D&O/EPL	[* * *]	AWAC	10/1/2010	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 6.17

IP RIGHTS

See attached schedule

Schedule 6.17

The following is a list of patents wholly or jointly owned, as indicated below, by Prometheus Laboratories Inc. (“PLI”):

Title	Application No. Filing Date	Patent No. Filing Date	Ownership

Inflammatory Bowel Disease First Step Assay System	09/079435 05/15/1998	6218129 04/17/2001	PLI
Method of Determining Thiopurine Methyltransferase Activity	09/859819 05/16/2001	6576438 06/10/2003	PLI
Method of Determining Thiopurine Methyltransferase Activity	10/428272 05/02/2003	7138250 11/21/2006	PLI
Methods of Diagnosing Liver Fibrosis	10/087188 02/28/2002	6986995 01/17/2006	PLI
Methods for Direct Detection of Individual Methotrexate Metabolites	10/384066 03/07/2003	6921667 (1) 07/26/2005	PLI
Methods of Diagnosing Clinical Subtyptes of Crohn’s Disease with Characteristic Responsiveness to Anti- TH1 Cytokine Therapy	08/855825 05/12/1997	6183951 02/06/2001	PLI and Cedars-Sinai Medical Center
Methods of Diagnosing Clinical Subtypes of Crohn’s Disease	08/837059 04/11/1997	5932429 08/03/1999	PLI and Cedars-Sinai Medical Center
Methods for Optimizing Clinical Responsiveness to Methotrexate Therapy Using Metabolite Profiling and Pharmacogenetics	10/927904 (1) 08/26/2004	7582282 09/01/2009	PLI
Methods of Quantifying Methotrexate Metabolites	10/232760 (1) 08/30/2002	7563590 07/21/2009	PLI
Methods for Treating Irritable Bowel Syndrome	10/166401 06/10/2002	6593336 07/15/2003	PLI
Medicaments for the Treatment of Non- Constipated Female Irritable Bowel	09529050 04/05/2000	6284770 09/04/2001	PLI

Title	Application No. Filing Date	Patent No. Filing Date	Ownership

Syndrome Process for the Preparation of Lactam Derivatives	08/137228 10/18/1993	6175014 01/16/2001	PLI
Tetrahydro-1h- Pyrido[4,3-B]Indol-1- One Derivatives	07/741570 08/07/1991	5360800 11/01/1994	PLI
5-Ht[Sub]3 Receptor Antagonists for the Treatment of Autism	07/941951 09/08/1992	5225407 07/06/1993	PLI
Process for the Preparation of Lactam Derivatives	07/704099 05/22/1991	5196534 03/23/1993	PLI
Lactam Derivatives	07/691814 04/26/1991	5183820 02/02/1993	PLI

(1)	Patents licensed to Cypress Inc

The following is a list of wholly owned or jointly owned patent applications held by Prometheus Laboratories Inc.:

Title	Application No. Filing Date	Patent No. Issue Date	Status Remarks

[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending- Published
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Title	Application No. Filing Date	Patent No. Issue Date	Status Remarks

[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending

[***]	[***]		Pending

[***]	[***]		Pending

[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending

[***]

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The following is a list of patents and patent applications to which Prometheus Laboratories Inc. has certain rights pursuant to a license, sublicense or other agreement:

Title	Application No. Filing Date	Patent No. Issue Date	Status Remarks

Genes Involved in Intestinal Inflammatory Diseases and Uses Thereof	10/240046 01/15/2003	7592437 09/22/2009	Granted
[***]	[***]		Pending Published
Method for Optimizing the Use of 6- Mercaptopurine in the Treatment of Immune- Mediated Gastrointestinal Disorders	09/288344 04/08/1999	6355623 03/12/2002	Granted
Method for Optimizing the Use of 6- Mercaptopurine in the Treatment of Immune- Mediated Gastrointestinal Disorders	10/034456 12/27/2001	6680302 01/20/2004	Granted
Method of Optimizing Drug Therapeutic Efficacy for Treatment of Immune-Mediated Gastrointestinal Disorders	10/703920 11/06/2003	6987097 01/17/2006	Granted
Methods of Optimizing Drug Therapeutic Efficacy for Treatment of Immune-Mediated Gastrointestinal Disorders	11/152866 06/14/2005	7105497 09/12/2006	Granted
Methods of Optimizing Drug Therapeutic Efficacy For Treatment Of Immune-Mediated Gastrointestinal Disorders	11/420694 05/26/2006	7326694 02/05/2008	Granted
Methods of Optimizing Drug Therapeutic Efficacy for Treatment of Immune-Mediated Gastrointestinal Disorders	11/689472 03/21/2007	7429570 09/30/2008	Granted

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Title	Application No. Filing Date	Patent No. Issue Date	Status Remarks

Methods of Optimizing Drug Therapeutic Efficacy for Treatment of Immune-Mediated Gastrointestinal Disorders	11/690073 03/22/2007	7425546 09/16/2008	Granted
[***]	[***]		Pending- Allowed
Compositions and Methods for the Therapy and Diagnosis of Inflammatory Bowel Disease	10/449857 05/30/2003	7361733 04/22/2008	Granted
[***]	[***]		Pending Published
[***]	[***]		Pending Published
NOD2 Nucleic Acids and Proteins	10/014269	6835815 12/28/04	Granted
NOD2 Nucleic Acids and Proteins	10/984710	7060493 6/13/06	Granted
NOD2 Nucleic Acids and Proteins	10/002974	6858391 12/22/05	Granted
Modulators on Nod2 signaling	10/314506 12/09/2002	7060442 06/13/2006	Granted
[***]	[***]		Pending– Allowed
Compositions and Methods Using Bismuth Salts and Antimicrobials for Treatment of Upper GI Disorders	7/26/1991	5256684 10/26/1993	Granted
Methods of Using Bismuth Salts for Treatment of Upper GI Disorders Associated with H.Pylori	7/08/1987	5601848 2/11/1997	Granted
Combination of H2 Antagonists and Bismuth Salts to Treat Gastrointestinal Disorders	1/10/92	5407688 4/18/1995	Granted
Combination of H2 Antagonists and Anti- infectives to Treat Gastrointestinal Disorders	10/30/92	6821739 11//23/2004	Granted

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Diagnosis, Prevention and Treatment of Ulcerative Colitis and Clinical Subtypes Thereof Using Microbial UC Panca Antigen	09/041889 03/12/1998	6033864 03/07/2000	Granted
Diagnosis, Prevention and Treatment of Ulcerative Colitis, and Clinical Subtypes Thereof, Using Microbial UC Panca Antigen	10/229567 08/27/2002	7183065 02/27/2007	Granted
Diagnosis, Prevention and Treatment of Ulcerative Colitis and Clinical Subtypes Thereof Using Microbial UC Panca Antigen	09/417264 10/12/1999	6537768 03/25/2003	Granted
Methods of Diagnosing and Treating Crohn’s Disease Using Pseudomonas Antigens	09/976451 10/12/2001	6821739 11/23/2004	Granted
IBD-Associated Microbial Antigens and Methods of Using Same	09/303120 04/30/1999	6309643 10/30/2001	Granted
IBD-Associated Microbial Nucleic Acid Molecules	09/966608 09/27/2001	6759530 07/06/2004	Granted
IBD-Associated Microbial Nucleic Acid Molecules	10/835914 04/30/2004	7557194 07/07/2009	Granted
IBD-Associated Microbial Nucleic Acid Molecules	09/820576 03/28/2001	6320037 11/20/2001	Granted
Anti-VH3-15 Reagents and Methods for their Use	08/309025 09/19/1994	5738847 04/14/1998	Granted
Methods of Screening for Ulcerative Colitis and Crohn’s Disease by Detecting Vh3-15 Autoantibody and pANCA	08/320515 10/07/1994	5691151 11/25/1997	Granted
Methods for Selectively Detecting Perinuclear Anti-Neutrophil Cytoplasmic Antibody of Ulcerative Colitis, Primary Sclero	08/480753 06/07/1995	5830675 11/03/1998	Granted

Methods for Selectively Detecting Perinuclear Anti-Neutrophil Cytoplasmic Antibody of Ulcerative Colitis, Primary Sclero	08/320163 10/07/1994	5750355 05/12/1998	Granted
Diagnosis, Prevention and Treatment of Ulcerative Colitis, and Clinical Subtypes Thereof, Using Histone H1	08/837058 04/11/1997	6074835 06/13/2000	Granted
Methods of Diagnosing a Clinical Subtype of Crohn’s Disease With Features of Ulcerative Colitis	08/689870 08/15/1996	5874233 02/23/1999	Granted
Methods of Diagnosing a Clinical Subtype of Crohn’s Disease with Features of Ulcerative Colitis	08/689873 08/15/1996	5916748 06/29/1999	Granted
Methods of Determining the Risk of Pouchitis Development	08/833388 04/04/1997	5937862 04/17/1999	Granted
Methods of Diagnosing a Medically Resistant Clinical Subtype of Ulcerative Colitis	08/837302 04/11/1997	5968741 10/19/1999	Granted
Diagnosis, Prevention and Treatment of Crohn’s Disease Using the OMPC Antigen	09/575061 05/19/2000	7138237 11/21/2006	Granted
[***]	[***]		Pending Published
Diagnostic Methods for Therapeutic Compounds and Methods for Monitoring Azathioprine Therapy	11/003306 12/02/2004	7524851 04/28/2009	Granted
[***]	[***]		Pending- Published
[***]	[***]		Pending- Published
[***]	[***]		Pending- Published
[***]	[***]		Pending- Published

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]	[***]		Pending- Published
[***]	[***]		Pending- Published
Genetic Testing for Determining the Risk of Pouchitis Development	09/556868 04/12/2000	6348316 02/19/2002	Granted
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
[***]	[***]		Pending
Delayed release Formulations (COLAL Delivery Systems) (Licensed from Alizyme)	07/867696 07/07/1992	5294448 03/19/1994	Granted
[***]	[***]		Pending Published
Control Release Formulations (COLAL Cold Process Patents) (Licensed from Alizyme)	09/516253 03/01/2000	6534549 03/18/2003	Granted
Low Temperature Coatings (COLAL Cold Process Patents) (Licensed from Alizyme)	10/137702 05/03/2002	6743445 06/01/2004	Granted
[***]	[***]		Pending
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending Published
[***]	[***]		Pending
Oral Controlled Release Pellet Formulation Containing Budesonide (licensed from AstraZeneca)		5643602 07/01/997	Granted
Method of Treatment of Ulcerative Colitis (licensed from AstraZeneca)		6423340 07/23/2002	Granted

See also patents listed on Exhibit D to Proleukin® Distribution Agreement

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Mark	Jurisdiction	Status

PROMETHEUS (amended from PROMETHEUS LABORATORIES)	United States	Registered (No. 2,121,190)

PRO-PREDICTRX (Stylized)	United States	Registered (No. 2,372,151)

PRO-PREDICTRX TPMT	United States	Registered (No. 2,389,196)

PP (AND DESIGN)	United States	Registered (No. 2,321,695)

PP (AND DESIGN)	United States	Registered (No. 2,825,361)

IBD FIRST STEP	State of California	Registered (No. 107496)

IBD FIRST STEP	State of California	Registered (No. 55061)

IMURAN	United States	Registered (No. 732,654)

ZYLOPRIM	United States	Registered (No. 773,095)

TRANDATE	United States	Registered (No. 1,090,154)

MISCELLANEOUS DESIGN	United States	Registered (No. 1,421,681)

RIDAURA	United States	Registered (No. 2,823,218)

RIDAURA (AND DESIGN)	United States	Registered (No. 1,382,960)

HELIDAC	United States	Registered (No. 2,049,745)

PRO-GENOLOGIX	United States	Registered (No. 2,887,629)

PRO-GENOLOGIX (DESIGN)	United States	Registered (No. 2,887,630)

PROMETHEUS (amended from PROMETHEUS LABORATORIES)	United States	Registered (No. 2,901,792)

FIBROSPECT	United States	Registered (No. 2,910,143)

CELIAGENE	United States	Registered (No. 3,101,234)

CELIAPLUS	United States	Registered (No. 3,114,641)

LACTOTYPE	United States	Registered (No. 3,114,642)

FOR THE PERSON IN EVERY PATIENT	United States	Registered (No. 3,370,303)

MISCELLANEOUS INTERLINK DESIGN	United States	Registered (No. 3,395,897)

PRACTICE TO PRACTICE	United States	Registered (No. 3,338,711)

MISCELLANEOUS INTERLINK DESIGN	United States	Registered (No. 3,587,887)

FROM INFORMATION TO INSIGHT	United States	Pending (No. 77/525,225)

MYCELIACID	United States	Pending (No. 77/693,740)

MYCELIACID (AND DESIGN)	United States	Pending (No. 77/712,467)

HELIX DESIGN	United States	Pending (No. 77/724,628)

LOTRONEX	United States	Registered (No. 2,238,126)

PROONC SQUAMOUSDX	United States	Pending (No. 77/739,339)

PROONC MESOTHELIOMADX	United States	Pending (No. 77/739,346)

PROONC TUMORSOURCEDX	United States	Pending (No. 77/739,359)

PROONC	United States	Pending (No. 77/739,368)

TUMORSOURCE	United States	Pending (No. 77/739,379)

IBD FIRST STEP	United States	Pending (No. 77/760,154)

COLAL-PRED (licensed from Alizyme)	United States	Registered (No. 3,216,889)

COLALPRED (licensed from Alizyme)	United States	Registered (No. 2,901,032)

COLAL (licensed from Alizyme)	United States	Registered (No. 2,516,171)

See also trademarks listed on Exhibit C to Proleukin® Distribution Agreement

Following is a list of U.S. Registered Copyrights either owned or jointly owned, as indicated below, by Prometheus Laboratories Inc. (“PLI”).

Title	Registration No.	Registration Date	Ownership

New advances in IBD therapeutic management	SR294234	8/21/2000	LI and Ernest Seidman

A pathway to diagnosing IBD	SR281299	05/30/2000	PLI and Maria Dubinsky

SCHEDULE 6.20(a)

LOCATION OF TANGIBLE PERSONAL PROPERTY

Name of Party with Possession	Location (Street Address)	Description of Equipment/Inventory/Goods

Prometheus Laboratories Inc.	9410 Carroll Park Drive San Diego, CA 92121	Laboratory equipment, furniture and fixtures, etc.

TW Telecom	3944 Silvestri Lane Las Vegas, NV, 89120	IT Equipment to provide redundant systems

ICS	420 International Blvd, Suite 500 Brooks, KY 40109	Warehouse/distribution for all pharmaceutical products

Sharp Corporation	23 Carland Rd. Conshohocken, PA 19428	Helidac – Packaging as well as three drugs that are included in package – Bismuth, Tetracycline and Metronidizole

Catalent Pharma Solutions	1100 Enterprise Drive Winchester KY 40391	Ridaura drug product

Catalent Pharma Solutions	3001 Red Lion Rd. Philadelphia, PA 19114-1123	Ridaura drug product

Stason Pharmaceuticals, Inc.	11 Morgan Irvine, CA 92618-2005	Mercaptopurine Active Pharmaceutical Ingredient and Mercaptopurine drug product prior to shipment to Par Pharmaceuticals.

Patheon, Inc.	2100 Syntex Court Mississuaga, Ontario L5N 7K9 Canada	Lotronex drug product

SCHEDULE 6.20(b)

LOCATION OF CHIEF EXECUTIVE OFFICE, ETC.

Legal name of the Loan Party/ Address of Chief Executive Office	Jurisdiction of Incorporation/ Formation	Federal Taxpayer Identification Number	Organizational Number

Prometheus Laboratories Inc. 9410 Carroll Park Drive San Diego, CA 92121	California	33-0685754	C 1954499

SCHEDULE 8.01

EXISTING LIENS

None

SCHEDULE 8.02(b)

EXISTING INVESTMENTS

Issuer	Number of Shares/Units	Percentage Ownership
Rosetta Genomics	2,000,000	Approx 12%
Alizyme PLC	100	< 1%

SCHEDULE 8.02(c)

BORROWER SUMMARY INVESTMENT POLICY

The Company’s Investment Policy contemplates investments of the types below:

Type	Maximum Maturity

Direct obligations of the US Government (including Treasury Bills, Notes and Bonds) and permitted US Federal agencies and Government sponsored enterprises	24 months
Commercial Paper	9 months
Certificates of Deposit, Time Deposits & Bank Notes	24 months
Repurchase Agreements	91 days
Long-term Municipal Securities (fixed and floating rate)	24 months
Variable Rate Demand Notes	91 days
Money Market Funds	N/A
Corporate Bonds, Medium Term Notes and Master Notes	24 months

Repurchase Agreements shall be 102% collateralized by U.S. Treasuries or Agencies, or a money market fund, with an AA equivalent counterparty risk. A master repurchase agreement must be executed prior to entering into a repurchase agreement.

All Money Market Funds must have an average weighted maturity of 90 days or less and abide by SEC regulations; funds must receive the highest rating by at least one of the three nationally recognized rating agencies.

All Variable Rate Demand Notes and tax-exempt securities must be rated at least “Aaa” by Moody’s and “AAA” by Standard and Poor’s (“S&P”).

Commercial paper must be rated at least “A-1” or “P-1” by S&P or Moody’s, respectively.

Corporate bonds must be rated at least “AA” by S&P and “Aa1” by Moody’s nor shall they be on credit watch for down grade at point of purchase.

Money Market Mutual Funds must be rated “AAA” or “Aaa” by S&P or Moody’s respectively, nor shall they be on credit watch for down grade at point of purchase.

SCHEDULE 8.03

EXISTING INDEBTEDNESS

None

Schedule 11.02

CERTAIN ADDRESSES FOR NOTICES

1. Address for Loan Parties:

Prometheus Laboratories Inc.

9410 Carroll Park Drive

San Diego, California 92121

Telephone:	858-410-6824
Facsimile:	858-332-3402
Attention:	Mark Spring
E-mail:	mspring@prometheuslabs.com
Website:	www.prometheuslabs.com

With Copies to:

Latham & Watkins LLP

12636 High Bluff Drive

Suite 400

San Diego California 92130

Attention:	Cheston Larson
Telephone:	858-523-5400
Facsimile:	858-523-5450
E-mail:	cheston.larson@lw.com

2. Addresses for Administrative Agent, Swing Line Lender and L/C Issuer:

Agent’s Office:

(for payments and requests)

Bank of America, N.A.

Credit Services

CA4-7102-02-05

2001 Clayton Road Floor 2

Concord, California 94520

Attention:	Remy David
Telephone:	925-675-8416
Facsimile:	888-217-4730
E-mail:	remedios.a.david@bankofamerica.com

Wiring instructions:

Bank of America, N.A.

Dallas, Texas

ABA #:	[***]
Acct #:	[***]
Account Name:	Corporate FTA
Attention:	Remy David
Ref:	Prometheus Laboratories Inc.

Other Notices to Administrative Agent:

Bank of America, N.A.

Agency Management

WA1-501-17-32

800 5th Avenue, Floor 17

Seattle, Washington 98104

Attention:	Brenda H. Little, VP
Telephone:	206-358-0048
Telecopier:	415-343-0557
E-mail:	brenda.h.little@bankofamerica.com

For Notices as L/C Issuer:

Bank of America, N.A.

Trade Operation

CA9-705-07-05

1000 W Temple ST Floor 7

Los Angeles, California 90012

Attention:	Bolivar Carrillo
Telephone:	213-481-7842
Facsimile:	213-580-8841
E-mail:	bolivar.carrillo@bankofamerica.com

For Notices as Swing Line Lender:

(daily borrowing/repaying activity)

Bank of America, N.A.

Credit Services

CA4-7102-02-05

2001 Clayton Road, Floor 2

Concord, California 94520

Attention:	Remy David
Telephone:	925-675-8416
Facsimile:	888-217-4730
E-mail:	remedios.a.david@bankofamerica.com

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Wiring Instructions:

Bank of America, N.A.

Dallas, Texas

ABA #:	[***]
Acct #:	[***]
Account Name:	Corporate FTA
Attention:	Remy David
Ref:	Prometheus Laboratories Inc.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

FORM OF LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) dated as of December 21, 2009 among Prometheus Laboratories Inc., a California corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans	☐ A conversion or continuation of Revolving Loans

☐ A Borrowing of the Term Loan	☐ A conversion or continuation of Term Loans

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For Eurodollar Rate Loans: with an Interest Period of months.

(a) With respect to any Borrowing of Revolving Loans requested herein, the Borrower hereby represents and warrants that after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (b) with respect to any Borrowing, each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

The undersigned is executing this Loan Notice not in the undersigned’s individual capacity, but in the undersigned’s capacity as a Responsible Officer of the Borrower.

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) dated as of December 21, 2009 among Prometheus Laboratories Inc., a California corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Borrower hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of the requested Borrowing of a Swing Line Loan.

The undersigned is executing this Swing Line Loan Notice not in the undersigned’s individual capacity, but in the undersigned’s capacity as a Responsible Officer of the Borrower.

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

EXHIBIT C-1

FORM OF REVOLVING NOTE

                    ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                     or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December 21, 2009 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and, and SunTrust Bank, as Syndication Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty, and is secured by the Collateral. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

EXHIBIT C-2

FORM OF SWING LINE NOTE

                    ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement dated as of December 21, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made directly to the Swing Line Lender as provided in Section 2.04 of the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount, currency and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

EXHIBIT C-3

FORM OF TERM NOTE

                    ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December 21, 2009 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 21, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Prometheus Laboratories Inc., a California corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                          of the Borrower, and that, in his/her capacity as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject to year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Loan Party performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

The undersigned is executing this Compliance Certificate not in the undersigned’s individual capacity, but in the undersigned’s capacity as a Responsible Officer of the Borrower.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     ,         .

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

For the Quarter/Year ended

[

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 8.11(a) – CONSOLIDATED LEVERAGE RATIO.

(a)	Consolidated Funded Indebtedness		$

(b)	Consolidated EBITDA

	(i)	Consolidated Net Income	$

	(ii)	Consolidated Interest Expense[1]	$

	(iii)	provision for federal, state, local and foreign income taxes[1]	$

	(iv)	depreciation and amortization expense[1]	$

	(v)	non-cash stock-based compensation charges and option-based severance expenses, and non-cash, non-recurring charges[1,2]	$

	(vi)	federal, state, local and foreign income tax credits[3]	$

	(vii)	interest income of the Loan Parties and their Subsidiaries on a consolidated basis[3]	$

	(viii)	termination payment received pursuant to Entocort® EC Distribution Agreement[4]	$

	(ix)	Consolidated EBITDA [(i) + (ii) + (iii) + (iv) + (v) – (vi) – (vii) + (viii)]	$

(c)	Consolidated Leverage Ratio [(a) / (b)(ix)]		:1.0

[1]	To the extent deducted in calculating Consolidated Net Income.
[2]	Subject to the proviso set forth in the definition of “Consolidated EBITDA” in the Credit Agreement.
[3]	To the extent included in calculating Consolidated Net Income.
[4]	To the extent received during the applicable period and not otherwise included in calculating Consolidated Net Income.

II.	Section 8.11(b) – CONSOLIDATED FIXED CHARGE COVERAGE RATIO.

(a)	Consolidated EBITDA [I(b)(ix) above]	$

(b)	Consolidated Cash Taxes	$

(c)	Consolidated Fixed Charges

	(i) Consolidated Interest Expense paid in cash	$

	(ii) Consolidated Scheduled Funded Debt Payments	$

	(iii) Consolidated Fixed Charges [(i) + (ii)]	$

(d)	Consolidated Fixed Charge Coverage Ratio [((a) – (b)) / (c)(iii)]	$

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Prometheus Laboratories Inc., a California corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of December 21, 2009, among Prometheus Laboratories Inc., a California corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent.

6.         Assigned Interest:

Assignor[s][1]	Assignee[s][2]	Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders[4]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[5]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][6]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]7 Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

[1]	List each Assignor, as appropriate.
[2]	List each Assignee, as appropriate.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.).
[4]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][8]

By:
Title:

[8]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.

EXHIBIT F

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of                     , 20         is by and among                     , a                     (the “New Loan Party”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement dated as of December 21, 2009 (as amended, restated, modified, supplemented or extended from time to time, the “Credit Agreement”) among Prometheus Laboratories Inc., a California corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as the Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank, as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by [Section 7.12] [Section 8.04]13 of the Credit Agreement to cause the New Loan Party to become a “Guarantor” thereunder. Accordingly, the New Loan Party hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The New Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Loan Party will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Loan Party hereby jointly and severally together with the other Guarantors, guarantees to each Secured Party, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. The New Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Loan Party will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Loan Party hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a continuing security interest in any and all right, title and interest of the New Loan Party in and to the Collateral (as defined in the Security Agreement) of the New Loan Party to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

[3. The New Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Loan Party will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge

[13]	Use Section 7.12 reference if a Subsidiary. Use Section 8.04 reference if Delaware Opco.

Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the New Loan Party hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement), a continuing security interest in any and all right, title and interest of the New Loan Party in and to the Equity Interests identified on Schedule 7 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Loan Party to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).]14

4. The New Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:

(a) The New Loan Party’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b) The New Loan Party’s chief executive office is located at the location set forth on Schedule 1 hereto. The New Loan Party’s federal taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Loan Party has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure or used any tradename in the five years preceding the date hereof.

(d) Schedule 3 hereto includes all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) registered or pending with published registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Loan Party as of the date hereof. As of the date hereof, none of the IP Rights of the New Loan Party set forth in Schedule 3 hereto is subject to any licensing agreement or similar arrangement, except as set forth on Schedule 3 hereto.

(e) Schedule 4 hereto includes all Commercial Tort Claims (as defined in the Security Agreement) seeking damages in excess of $500,000 before any Governmental Authority by or in favor of the New Loan Party.

(f) Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Loan Party.

(g) Schedule 6 hereto lists all locations in the United States of tangible personal property (other than any tangible personal property that is in the possession of a sales representative of any Loan Party) that is owned or leased by the New Loan Party.

(h) Schedule 7 hereto includes each Subsidiary of the New Loan Party, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Loan Party (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

[14]	Paragraph 3 not necessary if Pledge Agreement to be put in place simultaneously with joinder.

5. The address of the New Loan Party for purposes of all notices and other communications is the address designated for the Borrower on Schedule 11.02 to the Credit Agreement or such other address as the New Loan Party may from time to time notify the Administrative Agent in writing.

6. The New Loan Party hereby waives acceptance by the Secured Parties of the guaranty by the New Loan Party under Article IV of the Credit Agreement upon the execution of this Agreement by the New Loan Party.

7. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one contract.

8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Loan Party has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW LOAN PARTY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 1

Location of Chief Executive Office;

Federal Taxpayer Identification Number; Organizational Number

Schedule 2

Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure; Tradenames

Schedule 3

IP Rights

Schedule 4

Commercial Tort Claims

Schedule 5

Real Property Locations

Schedule 6

Tangible Personal Property Locations

Schedule 7

Subsidiaries

2

EXHIBIT G

FORM OF COLLATERAL QUESTIONNAIRE

Prometheus Laboratories Inc. (the “Borrower”)

The following terms used herein shall have the meaning given to such terms in the Uniform Commercial Code as in effect in the state of New York: Certificated Security, Commercial Tort Claim, Deposit Account, Documents, Equipment, Goods, Instruments, Inventory, Securities Account, Securities Intermediary and Tangible Chattel Paper. As used herein, “Loan Party” means the Borrower and each subsidiary or affiliate of the Borrower that will guarantee the obligations of the Borrower under the applicable credit documents.

1.	Names/Identification.

(a)	The following information is set forth on Schedule 1(a) hereto: (i) the exact legal name of each Loan Party (as it appears in its certificate of incorporation or similar organizational document); (ii) the jurisdiction of incorporation/formation for each Loan Party; (iii) the federal taxpayer identification number for each Loan Party; and (iv) the organizational number, if any, of each Loan Party.

(b)	Set forth on Schedule 1(b) hereto is each other legal name each Loan Party has had since its organization, if any, together with the date of the relevant change.

(c)	Set forth on Schedule 1(c) hereto is a list of all other names (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units at any time during the past five years, together with information regarding the state(s)/country in which such other name is/was used.

(d)	Except as set forth on Schedule 1(d) hereto, no Loan Party has been party to a merger, consolidation or other change in corporate structure within the past five years.

2.	Subsidiaries. Set forth on Schedule 2 hereto is a complete and accurate list of the exact legal name of each subsidiary (as it appears in its certificate of incorporation or similar organizational document) of each Loan Party (collectively, the “Subsidiaries”), together with (a) the jurisdiction of incorporation/formation of each Subsidiary, (b) the federal taxpayer identification number of each Subsidiary, (c) the organizational number, if any, of each Subsidiary, (d) the number of shares of each class of capital stock or other equity interests outstanding, (e) the number and percentage of outstanding shares of each class owned (directly or indirectly) by the applicable Loan Party and (f) an indication as to whether the shares are certificated.

3.	Locations.

(a)	Set forth on Schedule 3(a) hereto is the location (including street address) of the chief executive office of each Loan Party.

(b)	Set forth on Schedule 3(b) hereto is a list of all locations (including street address) of real property owned by each Loan Party.

(c)	Set forth on Schedule 3(c) hereto is a list of all locations (including street address) of real property leased by each Loan Party.

3

(d)	Set forth on Schedule 3(d) hereto is a list of all locations (other than the locations identified in 3(a), (b) or (c) above) where each Loan Party maintains any (i) tangible personal property or (ii) Equipment, Inventory or other Goods.

(e)	Set forth on Schedule 3(e) hereto is a list of all persons, including addresses, other than the Loan Parties, (i) that have possession of any of the Equipment, Inventory or other Goods owned by a Loan Party or in which such Loan Party has any interest and (ii) with whom Inventory has been lodged at any time during the past four months.

(f)	Set forth on Schedule 3(f) hereto is a list of any other location (street address) or place of business maintained by each Loan Party at any time during the past five years (other than those locations listed on Schedules 3(a), 3(b) or 3(c)).

4.	Patents, Trademarks, Copyrights. Set forth on Schedule 4 hereto is a list of (a) all registered patents, trademarks and copyrights owned by each Loan Party as of the date hereof and (b) all patent applications, trademark applications and copyright applications made by each Loan Party as of the date hereof. None of the registered patents, trademarks or copyrights or [published] patent applications, trademark applications or copyright applications owned by the Loan Parties are subject to any licensing agreement, franchise agreement or similar arrangement except as set forth on Schedule 4.

5.	Other Certificated Securities. A complete and accurate list of all Certificated Securities (other than those of Subsidiaries identified pursuant to Section 2 above and those held in a Securities Account) owned by each Loan Party is set forth on Schedule 5 hereto.

6.	Instruments, Tangible Chattel Paper and Documents. A complete and accurate list of all Instruments, Tangible Chattel Paper and Documents with a value in excess of $500,000 that are owned by each Loan Party is set forth on Schedule 6 hereto.

7.	Insurance. A complete and accurate list of all insurance policies currently maintained by each Loan Party is set forth on Schedule 7 hereto.

8.	Deposit Accounts. A complete and accurate list of all Deposit Accounts maintained by each Loan Party is identified on Schedule 8 hereof, including (a) the financial institution with which such account is maintained, (b) the name of such account, (c) the account number, (d) a recent value for such account (and the date of such value) and (e) whether such account is a payroll, withholding tax or other fiduciary account.

9.	Securities Accounts. A complete and accurate list of all Securities Accounts maintained by such Loan Party is identified on Schedule 9 hereof, including (a) the Securities Intermediary with which such account is maintained, (b) the name of such account, (c) the account number, (d) a recent value for such account (and the date of such value) and (e) whether such account is a fiduciary account.

10.	Commercial Tort Claims. A complete and accurate list of all Commercial Tort Claims of each Loan Party seeking damages in excess of $500,000 is set forth on Schedule 10 hereto.

11.	Material Contracts. Set forth on Schedule 11 hereof is a complete list of the material contracts of the Loan Parties identified on the Borrower’s Form S-1, Amendment 10, filed November 10, 2009.

4

IN WITNESS WHEREOF, the undersigned has executed this Collateral Questionnaire as of December     , 2009.

PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

5

EXHIBIT H

FORM OF

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated as of , 20[            ] (as amended, modified, restated or supplemented from time to time, the “Pledge Agreement”) is by and among the parties identified as “Pledgors” on the signature pages hereto and such other parties as may become Pledgors hereunder after the date hereof (individually a “Pledgor”, and collectively the “Pledgors”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the holders of the Secured Obligations (defined below).

W I T N E S S E T H

WHEREAS, credit facilities have been established in favor of Prometheus Laboratories Inc., a California corporation (the “Borrower”), pursuant to the terms of that certain Credit Agreement (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) dated as of December 21, 2009 among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer;

WHEREAS, this Pledge Agreement is required under the terms of the Credit Agreement; and

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

(b) As used herein, the following terms shall have the meanings assigned thereto in the UCC: Accession, Financial Asset, Proceeds and Security.

(c) As used herein, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning provided in the introductory paragraph hereof.

“Fully Satisfied” means, with respect to the Secured Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Secured Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Secured Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Pledged Collateral” has the meaning provided in Section 2 hereof.

“Pledged Equity” has the meaning provided in Section 2 hereof.

6

“Secured Obligations” means, without duplication, (a) the Obligations and (b) all reasonable costs and expenses incurred in connection with enforcement and collection of the Obligations including, without limitation, Attorney Costs; provided, that (x) the obligations, liabilities, covenants, and duties owing from any Loan Party under any Secured Hedge Agreement or any Secured Cash Management Agreement shall be secured pursuant to this Pledge Agreement only to the extent that, and for so long as, the other Obligations are so secured and (y) any release of Collateral or Pledgors effected in the manner permitted by this Pledge Agreement, the Credit Agreement or any other Loan Document shall not require the consent of holders of obligations under any Secured Hedge Agreement or any Secured Cash Management Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of the Administrative Agent’s security interest in the Collateral, in which case “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction with respect to such affected Pledged Collateral.

2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Pledgor hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a) Pledged Equity. (i) One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests owned by such Pledgor of (A) each Domestic Subsidiary set forth on Schedule 2(a) attached hereto and (B) each Foreign Subsidiary set forth on Schedule 2(a) attached hereto that is also a Guarantor and (ii) sixty-five percent (65%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and one hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) owned by such Pledgor of each First-Tier Foreign Subsidiary set forth on Schedule 2(a) attached hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Equity Interests described in Section 2(b) and 2(c) below, the “Pledged Equity”), including, but not limited to, the following:

(A) all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Equity; and

(B) without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger involving the issuer of any Pledged Equity and in which such issuer is not the surviving entity, all Equity Interests of the successor entity formed by or resulting from such consolidation or merger.

7

(b) Additional Shares. (i) One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests owned by such Pledgor of any Person that hereafter becomes a (A) Domestic Subsidiary or (B) a Foreign Subsidiary that is also a Guarantor and (ii) sixty-five percent (65%) (or, if less, the full amount owned by such Pledgor) of the Voting Equity and one hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the Non-Voting Equity owned by such Pledgor of any Person that hereafter becomes a First-Tier Foreign Subsidiary, including, without limitation, the certificates (or other agreements or instruments) representing such Equity Interests.

(c) Accessions and Proceeds. All Accessions and all Proceeds of any and all of the foregoing.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter deliver additional Equity Interests to the Administrative Agent as collateral security for the Secured Obligations. Upon delivery to the Administrative Agent, such additional Equity Interests shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional Equity Interests.

Notwithstanding anything to the contrary contained herein, in no event shall the security interest granted under this Section 2 attach to, nor shall the Pledged Collateral include (i) any Excluded Property or (ii) any Equity Interests of a Foreign Subsidiary that does not constitute Pledged Equity.

3. Security for Secured Obligations. The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the Secured Obligations (subject to Section 23 hereof).

4. Delivery of the Pledged Collateral. Each Pledgor hereby agrees that:

(a) Delivery of Certificates. Each Pledgor shall deliver to the Administrative Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Equity of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Administrative Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Administrative Agent pursuant hereto. All such certificates and instruments shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.

(b) Additional Securities. If such Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or other equity interests, stock splits, spin-off or split-off, promissory notes or other instruments; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of the Administrative Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Administrative Agent in the exact form received together with any necessary endorsement and/or

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appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 4(a), to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(c) Financing Statements. Each Pledgor authorizes the Administrative Agent to file one or more financing statements (with collateral descriptions broader and/or less specific than the description of the Pledged Collateral contained herein, including without limitation “all assets” and/or “all personal property” collateral descriptions) disclosing the Administrative Agent’s security interest in the Pledged Collateral. Each Pledgor agrees to execute and deliver to the Administrative Agent such financing statements and other filings as may be reasonably requested by the Administrative Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

5. Representations and Warranties. Each Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, that:

(a) Authorization of Pledged Equity. The Pledged Equity is duly authorized and validly issued, fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.

(b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and is the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Pledged Equity of such Pledgor.

(c) Exercising of Rights. There are no restrictions in any Organization Documents governing any Pledged Equity or any other document related thereto that would limit or restrict (i) the grant of a Lien pursuant to this Agreement, (ii) the perfection of such Lien or (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Equity as contemplated by this Agreement (except in each case where any necessary waiver of such restriction or other necessary consent has been obtained).

(d) Pledgor’s Authority. Except as may be required by applicable foreign Laws affecting the pledge of Equity Interests of Foreign Subsidiaries, no authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Collateral is required either (i) for the pledge made by such Pledgor or for the granting of the security interest by such Pledgor pursuant to this Pledge Agreement (except as have been already obtained) or (ii) for the exercise by the Administrative Agent or the holders of the Secured Obligations of their rights and remedies hereunder (except as may be required by the UCC or Laws affecting the offering and sale of securities).

(e) Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Administrative Agent for the benefit of the holders of the Secured Obligations in the Pledged Collateral and, when properly perfected by filing of a financing statement, shall constitute a valid and perfected, first priority security interest, subject to Permitted Liens, in all uncertificated Pledged Equity consisting of partnership or limited liability company interests, if any, that do not constitute Securities. The taking of possession by the Administrative Agent of the certificates representing the Pledged Equity that constitutes Securities of a Domestic Subsidiary, and that have been indorsed to the Administrative Agent or in blank by an effective endorsement, all in the manner provided by applicable law, will perfect and establish the first priority of the Administrative Agent’s security interest in such Pledged Equity consisting of certificated securities of Domestic Subsidiaries. Except as set forth in this Section 5(e) and except as may be required by applicable foreign Laws affecting the pledge of Equity Interests of Foreign Subsidiaries, no action is necessary to perfect or otherwise protect such security interest.

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(f) Partnership and Membership Interests. Except as previously disclosed to the Administrative Agent, none of the Pledged Equity consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset.

(g) No Other Interests. As of the date hereof, no Pledgor owns any Equity Interests in any Subsidiary other than as set forth on Schedule 2(a) attached hereto.

6. Covenants. Each Pledgor hereby covenants that until such time as the Secured Obligations are Fully Satisfied, such Pledgor shall:

(a) Defense of Title. Warrant and defend, as may be commercially reasonable, title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, other than the holders of Permitted Liens, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of any Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Loan Documents.

(b) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Administrative Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, any and all action necessary to satisfy the Administrative Agent that the Administrative Agent has obtained a first priority perfected security interest in all Pledged Collateral, subject to Permitted Liens); (ii) enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Administrative Agent, delivering to the Administrative Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

(c) Amendments. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor, in each case other than pursuant hereto or as may be permitted under the Credit Agreement.

(d) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor unless the failure to do so will not materially adversely affect the Administrative Agent or the holders of the Secured Obligations hereunder.

(e) Issuance or Acquisition of Equity Interests. Not, without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably request for the purpose of perfecting its security interest therein, issue or acquire any Equity Interests constituting Pledged Collateral consisting of an interest in a partnership or a limited liability company that (i)

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is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset.

7. Advances by Holders of the Secured Obligations. Upon the occurrence of an Event of Default and during the continuation thereof, on the failure of any Pledgor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion, upon notice to the Pledgors, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable under the circumstances (including taking into account the value of the Pledged Collateral) in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien, expenditures made in defending against any adverse claim and all other expenditures that the Administrative Agent or the holders of the Secured Obligations may make for the protection of the security hereof or may be compelled to make by operation of Law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis (subject to Section 23 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate. No such performance of any covenant or agreement by the Administrative Agent or the holders of the Secured Obligations on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any Default or Event of Default. Upon the occurrence of an Event of Default and during the continuation thereof, upon reasonable (and in any event after ten (10) Business Days) prior written notice to the Pledgor, the holders of the Secured Obligations may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which reserves reasonably believed by the Responsible Officers of such Pledgor to be adequate and in accordance with GAAP are being maintained by such Pledgor.

8. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the holders of the Secured Obligations shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations, or by Law (including, without limitation, levy of attachment and garnishment), the rights and remedies of a secured party under the Uniform Commercial Code of the jurisdiction applicable to the affected Pledged Collateral.

(b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section 8 and without notice, the Administrative Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Administrative Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable Law. To the extent permitted by Law, any holder of the Secured Obligations may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by Law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least ten (10) days before the time of such sale. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(c) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Administrative Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Equity or any of the securities constituting Pledged Collateral and that the Administrative Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms that might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act of 1933 (as amended or modified, the “Securities Act”) or under applicable state securities laws. Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral that has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and the Administrative Agent or any holder of any of the Secured Obligations may, in such event, bid for the purchase of such Pledged Collateral.

(d) Retention of Pledged Collateral. To the extent permitted under applicable Law, in addition to the rights and remedies hereunder, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable Law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have accepted or retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(e) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Pledgors shall be jointly and severally liable (subject to Section 23 hereof) for the deficiency, together with interest thereon at the Default Rate, together with the reasonable costs of collection and Attorney Costs. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

9. Rights of the Administrative Agent.

(a) Power of Attorney. Each Pledgor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i) to ask for or demand, collect, settle, compromise or adjust any and all monies and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral, all as the Administrative Agent may reasonably deem appropriate;

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(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought with respect to the Collateral and, in connection therewith, give such discharge or release as the Administrative Agent may reasonably deem appropriate;

(iv) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral as the Administrative Agent may deem reasonably appropriate;

(v) to direct any parties liable for any payment in connection with any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral;

(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral;

(viii) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security and pledge agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may reasonably deem appropriate in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;

(ix) to exchange any of the Pledged Collateral or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;

(x) to vote for a shareholder or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Collateral or any part thereof may be sold pursuant to Section 8 hereof; and

(xi) to do and perform all such other acts and things as the Administrative Agent may reasonably deem appropriate or convenient in connection with the Pledged Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until such time as the Secured Obligations are Fully Satisfied. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or Law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from the gross negligence or willful misconduct of the Administrative Agent or its Related Parties. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

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(b) Assignment by the Administrative Agent. The Administrative Agent may from time to time assign the Pledged Collateral and any portion thereof to a successor agent in accordance with the Credit Agreement, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Pledge Agreement in relation thereto.

(c) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral, and the Administrative Agent shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any of the Pledged Collateral.

(d) Voting Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by Law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose which would not (A) be inconsistent with the terms of this Pledge Agreement or the Credit Agreement or (B) materially impair the Pledged Collateral; and

(ii) Upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall then have the sole right to exercise such voting and other consensual rights.

(e) Dividend Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing and subject to Section 4(b) hereof, each Pledgor may receive and retain any and all dividends (other than stock dividends and other non-cash dividends constituting Pledged Collateral addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

(ii) Upon the occurrence and during the continuance of an Event of Default:

(A) all rights of a Pledgor to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon be vested in the Administrative Agent, which shall then have the sole right to receive and hold as Pledged Collateral such dividends and interest payments; and

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(B) all dividends and interest payments that are received by a Pledgor contrary to the provisions of paragraph (A) of this subsection shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the exact form received, to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(f) Release of Pledged Collateral. The Administrative Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien, subject to Permitted Liens, on all Pledged Collateral not expressly released or substituted.

10. Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders, but for the avoidance of doubt, and notwithstanding any other provision hereof to the contrary, no Lender or other holder of Secured Obligations (other than the Administrative Agent) may exercise any rights hereunder unless directed to do so by the Required Lenders.

11. Application of Proceeds. Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Pledged Collateral, when received by the Administrative Agent or any of the holders of the Secured Obligations in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 9.03 of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds.

12. Continuing Agreement.

(a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until such time as the Secured Obligations are Fully Satisfied. At such time as the Secured Obligations are Fully Satisfied, this Pledge Agreement and the liens and security interests of the Administrative Agent hereunder shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Pledgors, execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

13. Amendments and Waivers. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement.

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14. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns, and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns; provided, however, that, except as provided in the Credit Agreement, none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of the requisite Lenders under the Credit Agreement. To the fullest extent permitted by Law, each Pledgor hereby releases the Administrative Agent and each holder of the Secured Obligations, and their respective successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Administrative Agent or such holder, or their respective Related Parties.

15. Notices. All notices required or permitted to be given under this Pledge Agreement shall be given as provided in Section 11.02 of the Credit Agreement.

16. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

17. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Pledge Agreement.

18. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 11.15, 11.16 and 11.17 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

19. Severability. If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

20. Entirety. This Pledge Agreement and the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.

21. Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement and the other Loan Documents, the delivery of the Notes and the extension of credit thereunder or in connection therewith.

22. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuation of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate,

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modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Pledge Agreement, under any of the other Loan Documents or under any other document relating to the Secured Obligations.

23. Joint and Several Obligations of Pledgors.

(a) Subject to subsection (c) of this Section 23, each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the holders of the Secured Obligations, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b) Subject to subsection (c) of this Section 23, each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Secured Obligations arising under this Pledge Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Secured Obligations, the obligations of each Guarantor under the Credit Agreement, the other Loan Documents and the documents relating to the Secured Obligations shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state Law.

[Signature Pages Follow]

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Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:	PROMETHEUS LABORATORIES INC.,
a California corporation

By:
Name:
Title:

[IF APPLICABLE, INCLUDE ANY GUARANTORS IN EXISTENCE AT TIME OF EXECUTION AND DELIVERY OF PLEDGE AGREEMENT]

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE 2(a)

EQUITY INTERESTS

Pledgor	Issuer	Number of Shares/Units	Certificate Number	Percentage Ownership

EXHIBIT 4(a)

FORM OF IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

the following shares of capital stock of                         , a                          corporation:

Number of Shares	Certificate Number

and irrevocably appoints                         its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

[HOLDER]

By:
Name:
Title: